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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Black Hills Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLACK HILLS CORPORATION

Notice of 2008
Annual Meeting of Shareholders
and Proxy Statement

BLACK HILLS CORPORATION

625 Ninth Street
Rapid City, South Dakota 57701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 2008

April 8, 2008

Dear Shareholder:

        You are invited to attend the annual meeting of shareholders of Black Hills Corporation to be held on Tuesday, May 20, 2008 at 9:30 a.m., local time, at The Journey Museum, 222 New York Street, Rapid City, South Dakota. The purpose of our annual meeting is to consider and take action on the following:

  1.
  Election of four directors in Class II: David R. Emery, Kay S. Jorgensen, Warren L. Robinson and John B. Vering.

  2.
  Ratification of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year 2008.

  3.
  To consider a shareholder proposal that may be presented at the meeting, which the Board of Directors and management oppose, to recommend the annual election of all directors instead of electing directors for staggered three-year terms.

  4.
  Any other business that properly comes before the annual meeting.

        The enclosed proxy statement discusses the important matters to be considered at this year's meeting. Our common shareholders of record as of April 1, 2008 can vote at the annual meeting.

        Your vote is very important. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy. If you own shares of common stock other than the shares shown on the enclosed proxy, you will receive a proxy in a separate envelope for each such holding. Please vote each proxy received. To make sure that your vote is counted if voting by mail, you should allow enough time for the postal service to deliver your proxy before the meeting.

Sincerely,

ROXANN R. BASHAM Vice President—Governance and Corporate Secretary

BLACK HILLS CORPORATION

625 Ninth Street
Rapid City, South Dakota 57701

PROXY STATEMENT

        A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation, to be voted at the annual meeting of our shareholders to be held Tuesday, May 20, 2008, and at any adjournment of the annual meeting.

        The enclosed form of proxy, when executed and returned, will be voted as set forth therein. Any shareholder signing a proxy has the power to revoke the proxy in writing, addressed to our secretary, or in person at the meeting at any time before the proxy is exercised.

        We will bear all costs of the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, fax, or in person. We have retained Georgeson Inc. to assist us in the solicitation of proxies at an anticipated cost of $7,000 plus out-of-pocket expenses. Also, we will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy materials to the beneficial owners of stock.

        This proxy statement and the accompanying form of proxy are to be first mailed on or about April 8, 2008. Our 2007 annual report to shareholders is being mailed to shareholders with this proxy statement.

VOTING RIGHTS AND PRINCIPAL HOLDERS

        Only our shareholders of record at the close of business on April 1, 2008, will be entitled to vote at the meeting. Our outstanding voting stock as of such record date consisted of 38,397,919 shares of our common stock.

        Each outstanding share of our common stock is entitled to one vote. Cumulative voting is permitted in the election of our Board of Directors. Each share is entitled to four votes, one each for the election of four directors, and the four votes may be cast for a single person or may be distributed among two, three or four persons.

TABLE OF CONTENTS

Commonly Asked Questions and Answers About the Annual Meeting Process	1
Proposal 1—Election of Directors	5
Corporate Governance	7
Meetings and Committees of the Board	9
Executive Compensation	12
Compensation Discussion and Analysis	12
Compensation Committee Report	22
Summary Compensation Table	23
Grants of Plan Based Awards in 2007	25
Outstanding Equity Awards at Fiscal Year-End 2007	26
Option Exercises and Stock Vested During 2007	27
Pension Benefits for 2007	28
Nonqualified Deferred Compensation for 2007	32
Potential Payments Upon Termination or Change in Control	32
Severance Agreement	37
Director Compensation	37
Security Ownership of Management and Principal Shareholders	39
Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm	41
Fees Paid to the Independent Registered Public Accounting Firm	41
Audit Committee Report	42
Proposal 3—Shareholder Proposal	42
Transaction of Other Business	45
Shareholder Proposals for 2009 Annual Meeting	45
Shared Address Shareholders	45
Annual Report on Form 10-K	46
Notice Regarding Availability of Proxy Materials	46

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING PROCESS

Q:    Who is soliciting my proxy?

A:
The Board of Directors of Black Hills Corporation.

Q:    Where and when is the annual meeting?

A:
9:30 a.m., local time, May 20, 2008 at The Journey Museum, 222 New York Street, Rapid City, South Dakota.

Q:    What am I voting on?

A:	•	Election of four directors in Class II: David R. Emery, Kay S. Jorgensen, Warren L. Robinson and John B. Vering.
	•	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2008.
•
The consideration of a shareholder proposal that may be presented at the meeting, which the Board of Directors and management oppose, to recommend the annual election of all directors instead of electing directors for staggered three-year terms.

Q:    Who can vote?

A:
Holders of our common stock as of the close of business on the record date, April 1, 2008, can vote at our annual meeting. Each share of our common stock gets one vote. Cumulative voting is permitted in the election of directors. Each share is entitled to four votes, one each for the election of four directors, and the four votes may be cast for a single person or may be distributed among two, three or four persons.

Q:    How do I vote?

A:
There are three ways to vote by proxy:

•
by calling the toll free telephone number on the enclosed proxy;

•
by using the Internet; or

•
by returning the enclosed proxy in the envelope provided.

  You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. If this is the case, you will need to follow their instructions.

  If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for directors. You can also specify whether you approve, disapprove or abstain from the other two proposals.

  If you do not mark any sections, your proxy card will be voted:

  •
  in favor of the election of the directors named in Item 1;

  •
  in favor of Item 2; and

  •
  against Item 3.

        You have the right to revoke your proxy any time before the meeting by:

  •
  entering a new vote by telephone or Internet;

  •
  notifying our secretary in writing;

  •
  sending a later dated proxy changing your vote; or

  •
  attending the meeting in person and revoking your proxy at any time before the proxy is exercised.

Q:    Who will count the vote?

A:
Representatives of Wells Fargo Bank, N.A. will count the votes and serve as judges of the election.

Q:    What constitutes a quorum?

A:
As of the record date, April 1, 2008, 38,397,919 shares of our common stock were issued and outstanding. In order to conduct the annual meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card, you will be considered as part of the quorum. Proxies marked as abstaining and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of determining a quorum.

Q:    What vote is needed for these proposals to be adopted?

A:
The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. This means that the nominees with the largest number of votes "for" will be elected as directors, up to the maximum number of directors to be chosen at the election. A properly executed proxy marked "Withhold authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

  The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2008 will be ratified if a majority of the shares represented at the meeting and entitled to vote on the item, vote in favor.

  The shareholder proposal to recommend the annual election of all directors requires the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the item to approve the proposal. Shareholders should be aware that this shareholder proposal is simply a request that the Board take the action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors. Under South Dakota law, the Board of Directors must approve an amendment to its Articles of Incorporation and Article VI of our Articles of Incorporation requires an affirmative vote of the holders of at least 80 percent of the outstanding shares of our common stock to change the structure of our Board of Directors.

  A properly executed proxy marked "Abstain" with respect to the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm and the shareholder proposal to recommend the annual election of directors will have the effect of a negative, or "no" vote.

  If you hold your shares in "street name" through a broker or nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Q:    Is cumulative voting permitted for the election of directors?

A:
In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are four directors to be elected at the annual meeting, you could allocate 400 "For" votes (four times 100) among as few or as many of the four nominees to be voted on at the annual meeting as you choose.

  If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

Q:    What should I do now?

A:
You should vote your shares by telephone, by the Internet or by returning your signed and dated proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the annual meeting.

Q:    Who conducts the proxy solicitation and how much will it cost?

A:
We are asking for your proxy for the annual meeting and will pay all the cost of asking for shareholder proxies. We have hired Georgeson Inc. to help us send out the proxy materials and ask for proxies. Georgeson Inc.'s fee for these services is anticipated to be $7,000, plus out-of-pocket expenses. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Q:    Can I revoke my proxy?

A:
Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by written notice. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the meeting and vote in person.

Q:    How will my shares be voted if they are held in a broker's name?

A:
Your broker may vote shares nominally held in its name, or in what is commonly called "street name," under some circumstances, only if you provide the broker with written instructions on how to vote.

Q:    What happens if I do not give my broker instructions?

A:
Absent your instructions, under some circumstances, these shares will not be voted. Therefore, we urge you to instruct your broker in writing to vote shares held in street name.

Q:    Who should I call with questions?

A:
If you have questions about the annual meeting, you should call Roxann R. Basham, Vice President—Governance and Corporate Secretary, at (605) 721-1700.

Q:    When are the shareholder proposals for the annual meeting held in 2009 due?

A:
In order to be considered, you must submit proposals for next year's annual meeting in writing to our Corporate Secretary at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to December 10, 2008.

Proposal 1

ELECTION OF DIRECTORS

        In accordance with our Bylaws and Article VI of our Articles of Incorporation, members of our Board of Directors are elected to three classes of staggered terms consisting of three years each. At this annual meeting of our shareholders, four directors will be elected to Class II of the Board of Directors to hold office for a term of three years until our annual meeting of shareholders in 2011, and until their respective successors shall be duly elected and qualified in accordance with the Company's Bylaws.

        All four nominees for directors are presently members of our Board of Directors. Mr. Robinson was elected by the Board of Directors in April 2007 and is nominee for election for the first time. Mr. Robinson was recommended for nomination by our Chief Executive Officer. The proxy attorneys will vote your stock for the election of the four nominees for directors, unless otherwise instructed. If, at the time of the meeting, any of such nominees shall be unable to serve in the capacity for which they are nominated or for good cause will not serve, an event which the Board of Directors does not anticipate, it is the intention of the persons designated as proxy attorneys to vote, at their discretion, for such nominees as the Governance Committee may recommend and the Board of Directors may propose to replace those who are unable to serve. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of the nominees to the Board of Directors.

        The following information, including principal occupation or employment for the past five or more years, is furnished with respect to each of the following persons who are nominated as Class II Directors, each to serve for a term of three years to expire in 2011.

The Board of Directors recommends a vote FOR the election of the following nominees:

Nominees for Election Until
2011 Annual Meeting—Class II

Name, Age, Principal Occupation for Last Five Years and Other Public Directorships	Director Since
David R. Emery, 45 Chairman, President and Chief Executive Officer of Black Hills Corporation, since 2005. Formerly held various positions with Black Hills Corporation, including President and Chief Executive Officer, President and Chief Operating Officer—Retail Business Segment and Vice President—Fuel Resources. Mr. Emery has 18 years of experience with Black Hills Corporation.	2004
Kay S. Jorgensen, 57 Owner and Chief Executive Officer of KSJ Enterprises, LLC, providing marketing and development services since 2006. Former owner and Chief Executive Officer, Jorgensen-Thompson Creative Broadcast Services, Inc., a radio broadcast services company, from 1997 to 2005. Previously served in the South Dakota State Legislature and on various state and local boards and commissions.	1992
Warren L. Robinson, 57 Retired. Former Executive Vice President, Treasurer and Chief Financial Officer of MDU Resources Group, Inc., a diversified energy and resources company, from 1992 to January 2006.	2007
John B. Vering, 58 Managing Director of Lone Mountain Investments, Inc., agricultural and oil and gas investments, since 2002. Co-founded PMT Energy, LLC, a natural gas and exploration company focused on the Appalachia Basin, in 2003. Previously held several executive positions in the oil and gas industry.	2005

Directors Whose Terms Expire at
2009 Annual Meeting—Class III

Name, Age, Principal Occupation for Last Five Years and Other Public Directorships	Director Since
David C. Ebertz, 62 President, Dave Ebertz Risk Management Consulting, a firm specializing in insurance and risk management services for schools and public entities, since 2000. Previous experience in the insurance industry.	1998
John R. Howard, 67 Retired. Former President, Industrial Products, Inc., an industrial parts distributor, providing equipment and supplies to the mining and manufacturing industries, from 1992 to 2003 and Special Projects Manager for Linweld, Inc. in Lincoln, Nebraska.	1977
Stephen D. Newlin, 55 Chairman, President and Chief Executive Officer of PolyOne Corporation, a global premier provider of specialized polymer materials, services and solutions, since 2006. Former President, Industrial Sector, Ecolab, Inc., a global leader of services, specialty chemicals and equipment serving industrial and institutional clients, from 2003 to 2006. Private Investor and Business Advisor, 2001 to 2003. Currently Director of Valspar Corporation.	2004

Directors Whose Terms Expire at
2010 Annual Meeting—Class I

Name, Age, Principal Occupation for Last Five Years and Other Public Directorships	Director Since
Jack W. Eugster, 62 Retired. Former Non-Executive Chairman of Shopko Stores, Inc., a general merchandise discount store chain, from 2001 to 2005. Former Chairman, Chief Executive Officer and President of Musicland Stores, Inc., a retail music and home video company, from 1980 until his retirement in 2001. Currently Director of Donaldson Co., Inc. and Graco, Inc.	2004
Gary L. Pechota, 58 President and Chief Executive Officer of DT-TRAK Consulting, Inc., a medical billing services company, since December 2007. Retired from 2005 to 2007. Former Chief of Staff of the National Indian Gaming Commission from 2003 to 2005. Private investor and consultant from 2001 until August 2003. Previously held executive positions in the cement industry and positions in finance and accounting. Currently Director of Insteel Industries, Inc.	2007
Thomas J. Zeller, 60 President, RESPEC, a technical consulting and services firm with expertise in engineering, information technologies and water and natural resources, since 1995.	1997

CORPORATE GOVERNANCE

        Corporate Governance Guidelines.    Our Board of Directors has adopted corporate governance guidelines titled "Corporate Governance Guidelines of the Board of Directors" which set the tone for operation of our Board and assist the Board in fulfilling its obligations to shareholders and other constituencies. The guidelines lay the foundation for the Board's responsibilities, operations, leadership, organization and committee matters. The Governance Committee reviews the guidelines annually, and the guidelines may be amended at any time, upon recommendation by the Governance Committee and approval of the Board.

        Board Independence.    In accordance with New York Stock Exchange rules, the Board of Directors through its Governance Committee affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the New York Stock Exchange listing standards. These guidelines are contained in our Policy for Director Independence, which can be found in the "Governance" section of our website (www.blackhillscorp.com/corpgov.htm). Based on these standards, the Governance Committee determined that each of the following nonemployee directors is independent and has no relationship with the Company, except as a director and shareholder of the Company:

David C. Ebertz	Jack W. Eugster	John R. Howard
Kay S. Jorgensen	Stephen D. Newlin	Gary L. Pechota
Warren L. Robinson	John B. Vering	Thomas J. Zeller

        In addition, based on such standards, the Governance Committee determined that Mr. Emery is not independent because he is our Chairman, President and Chief Executive Officer (the "CEO").

        Presiding Director and Executive Sessions.    The Board has a Presiding Director position that is named annually. Kay S. Jorgensen has been serving as our Presiding Director since May 2006. The responsibilities of Presiding Director, as provided in the Board's Governance Guidelines, are to chair executive sessions of the non-management directors and communicate the Board's annual evaluation of the CEO. The Presiding Director, together with the non-management directors, establishes the agenda for executive sessions, which are held at the end of each regular Board meeting. The Presiding Director serves as a liaison between the non-management members of the Board and the CEO, and discusses, to the extent appropriate, matters discussed by the non-management directors in executive session. The Presiding Director also presides over regular meetings of the Board in the absence of the Chairman.

        Consideration of Director Nominees.    The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Board candidates are considered based upon various criteria, including diverse business, administrative and professional skills or experiences; an understanding of relevant industries, technologies and markets; financial literacy; independence status; the ability and willingness to contribute time and special competence to Board activities; personal integrity and independent judgment; and a commitment to enhancing shareholder value. The Committee considers these and other factors as it deems appropriate, given the current needs of the Board and the Company. The Committee considers candidates for Board membership suggested by a variety of sources, including current or past Board members, members of management and shareholders. There are no differences in the manner by which the Committee evaluates director candidates recommended by shareholders from those recommended by other sources. The Committee has also retained a third-party executive search firm at times to identify candidates.

        Nominations from our shareholders for membership on the Board of Directors will be considered by the Governance Committee. A shareholder who wishes to submit names for future consideration for Board membership should do so in writing, with whatever supporting material the shareholder considers appropriate, addressed to Governance Committee, c/o Corporate Secretary, Black Hills Corporation, P.O. Box 1400, Rapid City, South Dakota 57709.

        Communications with the Board.    Shareholders and others interested in communicating directly with the Presiding Director, with the non-management directors as a group, or the Board of Directors may do so in writing to the Presiding Director, Black Hills Corporation, P.O. Box 1400, 625 Ninth Street, Rapid City, South Dakota, 57709.

        Policy on Related Party Transactions.    We recognize related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and our shareholders. Accordingly, as a general matter, it is our preference to avoid related party transactions. Nevertheless, we recognize that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and our shareholders, including but not limited to situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related parties on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, our Board of Directors has adopted a policy for the review of related party transactions. This policy requires directors and officers to promptly report to our Vice President—Governance all proposed or existing transactions in which the Company and they, or persons related to them, are parties or participants. Our Vice President—Governance presents to our Governance Committee those transactions that may require disclosure pursuant to Item 404 of Regulation S-K (typically, those transactions that exceed $120,000). Our Governance Committee reviews the material facts presented and either approves or disapproves entry into the transaction. In reviewing the transaction, the Governance Committee considers the following factors, among other factors it deems appropriate: (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the extent of the related party's interest in the transaction; and (iii) the impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer.

        Corporate Governance Documents.    The charters of the Audit, Compensation, Executive and Governance committees, as well as the Board's Corporate Governance Guidelines, Policy for Director Independence, Code of Business Conduct and the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and certain other persons performing similar functions can be found in the "Governance" section of our website (www.blackhillscorp.com/corpgov.htm). Copies may also be obtained upon request from our Corporate Secretary. Please note that none of the information contained on our website is incorporated by reference in this proxy statement.

        Section 16(a) Beneficial Ownership Reporting Compliance.    Based solely upon a review of our records and copies of reports on Form 3, 4 and 5 furnished to us, we believe that during and with respect to 2007, all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis, except for one Form 4 for Mr. Eugster that was filed one day late relating to the acquisition of phantom stock under the Outside Directors Stock Based Compensation Plan.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

        Our directors review and approve our strategic plan and oversee management of the Company. Our Board of Directors held 16 meetings during 2007. Directors' attendance at all Board and Committee meetings averaged 99 percent. During 2007, every director attended at least 75 percent of the combined total of Board meetings and Committee meetings on which the director served. Each regularly scheduled meeting of the Board includes an executive session of only non-management directors. We encourage our directors to attend the annual shareholders' meeting. All 10 directors were in attendance at the 2007 annual meeting of shareholders.

Committees of the Board

        Our Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee, the Governance Committee and the Executive Committee. In accordance with the New York Stock Exchange listing standards and our Corporate Governance Guidelines, the Audit, Compensation and Governance Committees are comprised solely of non-employee, independent directors. Each committee operates under a charter which is available on our website at www.blackhillscorp.com/corpgov.htm and is also available in print to any shareholder who requests it.

        Members of the Committees are designated by our directors upon recommendation of the Governance Committee. The table below shows current membership for each of the Board committees.

Audit Committee	Compensation Committee	Governance Committee	Executive Committee
John R. Howard	David C. Ebertz	David C. Ebertz	David C. Ebertz
Warren L. Robinson	Jack W. Eugster*	Jack W. Eugster	David R. Emery*
John B. Vering	Kay S. Jorgensen	John R. Howard*	John R. Howard
Thomas J. Zeller*	Stephen D. Newlin	Stephen D. Newlin	Kay S. Jorgensen
	Gary L. Pechota	John B. Vering	Thomas J. Zeller

    *
    Committee Chairperson

        Audit Committee.    The Audit Committee held eight meetings in 2007. The Audit Committee's responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

  •
  assist the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices;

  •
  monitor the integrity of our financial reporting process, systems of internal controls and disclosure controls regarding finance, accounting and legal compliance;

  •
  review areas of potential significant financial risk to the Company;

  •
  review consolidated financial statements and disclosures;

  •
  appoint an independent registered public accounting firm for ratification by our shareholders;

  •
  monitor the independence and performance of our independent registered public accountants and internal auditing department;

  •
  pre-approve all audit and non-audit services provided by our independent registered public accountants;

  •
  review the scope and results of the annual audit including reports and recommendations of our independent registered public accountants;

  •
  review the internal audit plan, results of internal audit work and monitor compliance with our Code of Conduct; and

  •
  periodically meet with our internal audit group, management, and independent registered public accounting firm.

        In accordance with the rules of the NYSE, all of the members of the Audit Committee are financially literate. The Board determined that Messrs. Howard, Robinson, Vering and Zeller each have the requisite attributes of an "audit committee financial expert" as provided in regulations promulgated by the Securities and Exchange Commission, and that such attributes were acquired through relevant education and/or experience.

        Compensation Committee.    The Compensation Committee held five meetings in 2007. The Compensation Committee's responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

  •
  approve and oversee the implementation of the executive and director compensation philosophy, policies and programs;

  •
  perform functions required by the Board of Directors in the administration of all federal and state statutes relating to employment and compensation;

  •
  consider and recommend for approval by the Board all executive compensation programs including benefits, stock option plans and stock ownership plans; and

  •
  promote an executive compensation program that supports the overall objective of enhancing shareholder value.

        The Compensation Committee has authority under its charter to retain and terminate compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee has sole authority to approve related fees and retention terms. The Committee may delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion. The Committee engaged Hewitt Associates, an independent consulting firm, to conduct an annual review of its 2007 total compensation program for executive officers and non-employee directors.

        The Committee annually evaluates the CEO's performance in light of established goals and objectives, with input from the other independent directors. Based upon the Committee's evaluation and recommendation, the independent directors of the Board set the CEO's annual compensation, including salary, bonus, incentive and equity compensation and perquisites.

        The CEO annually reviews the performance of each of our senior officers. He presents a summary of his evaluations of the Chief Operating Officer—Utilities (the "COO-Utilities,") the Chief Operating Officer—Non-regulated Energy Group (the "COO-Non-regulated Energy") and the Executive Vice President and Chief Financial Officer (the "CFO") to the Compensation Committee. Based upon the Committee's review and recommendation, the Board of Directors sets the annual compensation of the COO-Utilities, COO-Non-regulated Energy and CFO, including salary, bonus, incentive and equity compensation and perquisites.

        The CEO also annually reviews the performance of our other senior officers and provides oversight of management's evaluations of our other officers. Senior officers assess performance of all officers reporting to them. Based upon these performance reviews, market analysis conducted by the compensation consultant and discussions with the human resources department, the CEO recommends the compensation of this group of officers to the Committee. The Committee may exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process.

        More information describing the Compensation Committee's processes and procedures for considering and determining executive compensation, including the role of our CEO and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis.

        In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In the review of director compensation for 2007, the Compensation Committee retained Hewitt Associates to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees, number of Board meetings and stock based compensation.

        Compensation Committee Interlocks and Insider Participation.    The Compensation Committee is comprised entirely of independent directors.

        Governance Committee.    The Governance Committee held three meetings in 2007. The Governance Committee's responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

  •
  assess the size of the Board and membership needs and qualifications for Board membership;

  •
  recruit and recommend prospective directors to the Board to fill vacancies;

  •
  consider and recommend existing Board members to be renominated at our annual meeting of shareholders;

  •
  establish and review guidelines for corporate governance;

  •
  recommend to the Board committee membership and the chairpersons of the committees;

  •
  nominate an independent director to serve as a Presiding Director;

  •
  review the independence of each director and director nominee;

  •
  administer an annual evaluation of the performance of the Board and facilitate an annual assessment of each committee; and

  •
  review with the CEO the succession plan for corporate officers.

        Executive Committee.    The Executive Committee acts upon specific authorization by the Board of Directors in the interval between Board meetings. The Executive Committee held one meeting in 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis is designed to provide shareholders with a better understanding of our compensation philosophy, core principles and decision-making process. It explains the compensation-related actions taken with respect to 2007 compensation for our executive officers included in the Summary Compensation Table (our "Named Executive Officers"). Our Named Executive Officers, based on 2007 positions and compensation levels, are:

  •
  David R. Emery, our CEO;

  •
  Mark T. Thies, our CFO in 2007 and 2006 (Mr. Thies resigned on January 18, 2008);

  •
  Thomas M. Ohlmacher, our COO-Non-regulated Energy;

  •
  Linden R. Evans, our COO-Utilities; and

  •
  Steven J. Helmers, our Senior Vice President and General Counsel.

        The Compensation Committee of the Board of Directors (the "Committee," for purposes of this Compensation Discussion and Analysis) is composed entirely of independent directors and is responsible for approving and overseeing the implementation of our executive compensation philosophy, policies and programs. The Committee has a written executive compensation philosophy which details the objectives of our executive compensation program.

        Compensation Philosophy.    Our long-term success depends on our ability to operate effectively and efficiently, offering reliable service to our customers and investing wisely for present and future success. To achieve these goals, we must attract, motivate, and retain highly talented individuals. For these reasons, the Committee seeks to promote an executive compensation program that supports the overall objective of enhancing shareholder value and is based on principles designed to:

  •
  attract, retain and encourage the development of highly qualified and motivated executives;

  •
  provide compensation that is competitive;

  •
  promote the relationship between pay and performance;

  •
  promote overall corporate performance that is linked to the interests of our shareholders; and

  •
  recognize and reward outstanding performance.

        The market for our senior executive talent is national in scope and is not focused on any one geographic location, area or region of the country. As such, our executive compensation should be competitive with the national market place for senior executives. Beginning in 2008, the Committee has changed the market for our corporate executives from the general and diversified energy industry to the utility and energy industry, recognizing the significant role our regulated utility operations will have in the future with the proposed acquisition of Aquila's electric utility in Colorado and its gas utilities in Colorado, Kansas, Nebraska and Iowa. The executive compensation should also reflect the executive's responsibilities and duties and be aligned with the pay of executives at companies or business units of comparable size and complexity.

        Overall, our goal is to provide total direct compensation (the sum of base salary, annual bonus and long-term incentives) at the median of the appropriate market when our operating results approximate average performance in relation to our peers. Individual executive's compensation may vary from the median based on such factors as individual skills, experience, contribution and performance, historic compensation, internal equity, retention concerns and other factors relevant to the individual executive.

Our executives' actual direct compensation should vary significantly based on how actual performance varies from average or target results.

        Our executive compensation is designed to maintain an appropriate and competitive balance between fixed and variable pay elements, short- and long-term compensation, and cash as well as stock-based compensation. We believe that the performance basis for determining compensation should differ by each reward element—base salary, annual bonus and long-term incentive compensation.

        Incentive measures (short- and long-term) should emphasize objective, quantitative operating measures. The Committee retains the right to positively or negatively adjust incentive payments based on their subjective evaluation of performance, including the materiality of certain extraordinary events.

        We have a policy that if an accounting restatement occurs after incentive payments have been made, due to the results of misconduct associated with financial reporting, the Committee will seek repayment of the incentive compensation from our CEO and CFO and has the discretion to request repayment of incentive compensation from our other officers, taking into consideration the individual roles and responsibilities prompting the restatement.

        We believe it is important for our officers to hold Company stock to further link performance to the interests of our shareholders. Consequently, we have stock ownership guidelines in place for all officers with minimum stock ownership levels that are based upon their level of responsibility.

        It is our philosophy to qualify, to the extent reasonably practicable, our executive officers' compensation for deductibility under applicable tax law. We reserve the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and the Company's best interests, and may from time to time pay compensation to our executive officers that may not be deductible for tax purposes.

Setting Executive Compensation

        Based upon this compensation philosophy, the Committee structures our executive compensation to motivate our officers to achieve specified business goals and to reward them for achieving such goals.

        The Committee selects and retains the services of an independent consulting firm to:

  •
  provide information regarding practices and trends in compensation programs;

  •
  review and evaluate our compensation program as compared to compensation practices of other companies with similar characteristics, including size and type of business;

  •
  review and assist with the establishment of a peer group of companies; and

  •
  provide a compensation analysis of the executive positions.

        In 2007, the Company operated in a diverse collection of businesses; therefore, our comparator group was comprised of both utility and general industry companies. The Committee used the services of Hewitt Associates for evaluating 2007 compensation issues. Hewitt gathered data from its database, as well as from public and private surveys covering the utility and general industries.

        The salary surveys used by Hewitt Associates were:

  •
  Hewitt Associates: Total Compensation Measurement Database—Utility and General Industry;

  •
  Hewitt Associates: Power Industry Compensation Survey;

  •
  Hewitt Associates: Energy Marketing & Trading Survey;

  •
  Towers Perrin: Energy Services Industry, Executive Compensation Database;

  •
  ECS/Watson Wyatt: Top Management Report; and

  •
  ECI: Oil and Gas Industry Compensation Survey.

        The salary surveys are one of several inputs into the Committee's decisions regarding appropriate compensation levels. Other factors include company performance, individual performance, the level and nature of responsibilities, and discussions with the CEO and human resources department.

        An important component of the total compensation is derived from incentive compensation as discussed in our compensation philosophy above. The Committee reviews information provided by the compensation consultant to determine the appropriate level and mix of incentive compensation. Actual income in the form of incentive compensation is realized by the executive as a result of achieving Company goals and overall stock performance. The Committee believes that a significant portion of total target compensation should be comprised of incentive compensation.

        The Committee annually reviews tally sheets on all components of each executive officer's compensation, including salary, bonus, equity and other long-term incentive compensation values granted, the actual value realized from stock option exercises and restricted stock and restricted stock units vested, the value of all perquisites and other personal benefits, and the projected annual benefit under our Pension and Pension Equalization Plans. The Committee uses the tally sheets as a resource that concisely summarizes all elements of actual and potential future compensation of our officers facilitating the Committee's analysis of both the individual elements of compensation as well as the total aggregate amount of actual and projected compensation and internal pay relationships between the officer positions. In the review of tally sheets, the Committee concluded that both the annual compensation and the compensation mix were consistent with the Committee's expectations.

        Role of the Committee and Board in Setting Executive Compensation.    Each year the Committee evaluates the CEO's performance in light of established goals and objectives, with input from the other independent directors. Based upon the Committee's evaluation and recommendation, the independent directors of the Board set the CEO's annual compensation, including salary, bonus, incentive and equity compensation and perquisites.

        The Committee reviews the CEO's evaluation of the performance of the COO-Utilities, COO-Non-regulated Energy and the CFO in light of established goals and objectives. Based upon the Committee's review and recommendation, the Board of Directors sets the annual compensation of the COO-Utilities, COO-Non-regulated Energy and CFO, including salary, bonus, incentive and equity compensation and perquisites. The Committee also reviews and approves the CEO's recommendations for compensation of our other senior officers. The Committee is required to approve all decisions regarding equity awards to our officers.

        Role of Executive Officers in Compensation Decisions.    The CEO annually reviews the performance of each of our senior officers. He presents a summary of his evaluation of all of our senior officers to the Committee and thoroughly reviews the COO-Utilities, COO-Non-regulated Energy and CFO evaluations with the Committee. Based upon these performance reviews, market analysis conducted by compensation consultants and discussions with our human resources department, the CEO recommends the compensation of this group of officers to the Committee. The Committee may exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process.

Components of Executive Compensation

        The components of our executive compensation program consist of a base salary, an annual incentive plan, and a long-term incentive award program. In addition, we provide income for our officers' retirement and other benefits. In order to reward long-term growth as well as short-term results, the Committee establishes incentive targets that emphasize long-term compensation at a higher level than short-term compensation. The components of total target compensation in 2007 were as follows:

	Base Salary	Annual Incentive	Long-Term Incentive
David R. Emery	36%	25%	39%
Mark T. Thies	47%	19%	34%
Thomas M. Ohlmacher	38%	19%	43%
Linden R. Evans	41%	20%	39%
Steven J. Helmers	51%	18%	31%

        Base Salary.    Base salaries for all officers are reviewed annually. The base salary component is targeted at the median of the market data provided by the compensation consultant. The actual base salary of each officer is determined by the executive's performance, the experience level of the officer, the executive's current position in a market-based salary range, and internal pay relationships. Evaluation and approval of base salary adjustments normally occurs in December, with the adjustments effective in January of the following year. We also adjust the base salary of our executives at the time of a promotion or change in job responsibility, as appropriate. The Committee approved base salary increases for the Named Executive Officers ranging from 3.0% to 5.0% for 2007.

        Annual Incentive.    Our Short-Term Annual Incentive Compensation Program is designed to recognize and reward the contributions of individual executives as well as the contributions that group performance makes to overall corporate success. The program's goal for our corporate officers is based on earnings per share targets in order to closely align interests with shareholders and to foster teamwork and cooperation within the officer team. The annual incentive, after applicable tax withholding, is distributed to the officer in the form of 50 percent stock and 50 percent cash, unless the officer has met his or her stock ownership guideline whereby he or she has the option to receive the total award in cash, after applicable tax withholding. Target award levels are established as a percentage of each participant's base salary considering the appropriate compensation survey data. A target award is comparable to the average annual incentive payout award of the comparator group at the 50th percentile level.

        The Committee approves the target level for each officer in December, which is applicable to performance in the following plan year. Target levels are derived in part from competitive data provided by the compensation consultant and in part by the Committee's judgment on internal equity of the positions and their value to the Company. The target levels for the positions held by our Named Executive Officers are shown below. The actual amount awarded to corporate officers ranges from zero to two times the target percentage depending on the performance level.

CEO	70%
COO-Non-regulated Energy	50%
COO-Utilities	50%
CFO	40%
Sr. Vice President and General Counsel	35%

        The threshold, target and maximum payout levels for our Named Executive Officers under the 2007 Short-Term Annual Incentive Plan are shown in the Grants of Plan Based Awards in 2007 table under the heading "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards."

        In February, the Committee meets to establish the goals for the current plan year, to evaluate actual performance in relation to the prior year's targets and to approve the actual payment of awards related to the prior plan year. The Committee reserves the discretion to adjust any award, and will review and take into account individual performance, level of contribution and the accomplishment of specific project goals that were initiated throughout the plan year. In February 2007, the Committee approved the goals for the 2007 plan year for the corporate officers as follows:

Threshold	Earnings Per Share Goal	Payout % of Target
Minimum	$2.10	30%
Target	$2.24	100%
Maximum	$2.50	200%

        The target earnings per share goal for 2007 equaled 2007 budgeted earnings per share. In February 2008, the Committee approved a payout of 200 percent of target under the 2007 Short-Term Annual Incentive Plan as a result of our 2007 earnings per share of $2.64 exceeding the maximum earnings per share goal under the 2007 plan. The 2007 award, after applicable tax withholding, was distributed in the form of 50 percent stock and 50 percent cash for Mr. Emery and Mr. Evans. Mr. Thies, Mr. Ohlmacher and Mr. Helmers had met their stock ownership guidelines and elected to receive their 2007 award in the form of 100 percent cash. Awards for corporate officers under the Short-Term Annual Incentive Plan have varied significantly over the last five years as shown below.

Plan Year	Payout % of Target
2007	200%
2006	150%
2005	100%
2004	0%
2003	37.5%

        Actual awards made to each of our Named Executive Officers under the Short-Term Annual Incentive Plans for 2007 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

        For 2008, the Committee reviewed the design of the Short-Term Annual Incentive Plan, addressing the volatility of our energy marketing segment's earnings and the potential that these earnings may disproportionately influence bonus outcomes for participants in the Short-Term Annual Incentive Plan. The Committee selected a modified earnings per share goal for the 2008 corporate goal that is weighted 80 percent on non-energy marketing earnings per share and 20 percent on energy marketing earnings per share. The Committee chose this weighted methodology because it aligns the plan more clearly with the ability of the majority of the employees to directly impact the results and it prevents the variability of earnings from our energy marketing segment from disproportionately influencing payouts of the plan, both positively and negatively. It also continues to meet the objectives of the plan including:

  •
  aligning the interests of the plan participants and the shareholders with a corporate-wide component;

  •
  motivating employees and supporting the corporate compensation philosophy;

  •
  being easily understood and easily communicated to ensure "buy-in" from the participants; and

  •
  by meeting the performance objectives of the plan, an average payout of target can be attained over time.

        Long-Term Incentive.    Long-term incentive compensation is comprised of grants made by the Committee under our 2005 Omnibus Incentive Plan ("Omnibus Incentive Plan") which was previously approved by our shareholders. Long-term incentive compensation is intended to:

  •
  promote corporate goals by linking the personal interests of participants to those of our shareholders;

  •
  provide participants with an incentive for excellence in individual performance;

  •
  promote teamwork among participants; and

  •
  provide flexibility in our effort to motivate, retain, and attract the services of participants who make significant contributions to our success by allowing participants to share in such success.

        The Committee oversees the administration of the Omnibus Incentive Plan with full power and authority to determine when and to whom awards will be granted, along with the type, amount and other terms and conditions of each award. The long-term incentive compensation component is currently composed of restricted stock (or restricted stock units) and performance shares. The Committee chose these components because they believe that executive compensation tied to stock price appreciation and total shareholder return is an effective way to align the interests of management with those of our shareholders. The Committee selected total shareholder return as the performance goal for the performance shares because it believes executive pay under a long-term, capital accumulation program such as this should mirror our performance in shareholder return as compared to our peer group of companies. None of our Named Executive Officers have received stock option grants since 2003. When stock options have been granted, they were granted with an exercise price equal to the fair market value of the common stock on the date of grant. No stock option back-dating occurred.

        The value of long-term incentives awarded is based primarily on competitive market-based data presented by the compensation consultant to the Committee, the impact each position has on our shareholder return and internal pay relationships. The Committee approves the target long-term incentive compensation level for each officer in December, which is awarded in January of the following year. Long-term incentive compensation approved for the 2007 plan year for our Named Executive Officers is shown in the table below.

	Long-Term Incentive Value	Percentage of Base Salary
David R. Emery	$600,000	110%
Mark T. Thies	$210,300	73%
Thomas M. Ohlmacher	$380,000	111%
Linden R. Evans	$239,000	94%
Steven J. Helmers	$160,900	62%

        The variance in percentage of base salary for the long-term incentive value reflects our philosophy that the CEO and COOs should have more of their total compensation at risk because they are in positions that have a more direct impact on our long-term results.

        Restricted stock (or restricted stock units) are targeted to deliver 50 percent of the long-term incentive opportunity, with the remaining 50 percent delivered in the form of performance shares.

        Restricted Stock and Restricted Stock Units.    Restricted stock and restricted stock units vest one-third each year over a three-year period, and automatically vest in their entirety upon death, disability or a change in control. Dividends are paid on the restricted shares and dividend equivalents accrue on restricted stock units. Unvested restricted stock or units are forfeited if an officer's employment is terminated for any reason other than death, disability or in the event of a change in control. Restricted stock and restricted stock units granted prior to December 10, 2007 also automatically vest in their entirety upon retirement. Corporate officers may elect to receive the award in the form of restricted stock, or to defer the payment under the Nonqualified Deferred Compensation Plan, in the form of restricted stock units. Restricted stock award values are normally approved in December with a grant date effective in the first week in January of the following year. The number of shares awarded in 2007 for each of our Named Executive Officers are shown below and are included in the Grants of Plan Based Awards in 2007 table under the heading "All Other Stock Awards: Number of Shares of Stock or Units" and "Grant Date Fair Value of Stock Awards."

2007 Restricted Shares Granted
David R. Emery	8,224
Mark T. Thies	2,973
Thomas M. Ohlmacher	5,120
Linden R. Evans	3,220
Steven J. Helmers	2,308

        Performance Shares.    Participants are awarded a target number of performance shares based upon the value of the individual performance share component approved by the Committee, divided by the Beginning Stock Price. The Beginning Stock Price, as defined under the Performance Plan, is the average of the closing price of our common stock for the 20 trading days immediately preceding the beginning of the plan period. Entitlement to performance shares is based on our total shareholder return over designated performance periods, as measured against our peer group. In addition, in order for any performance shares to be awarded, our stock price must also increase during the performance period from the Beginning Stock Price. The final value of the performance shares is based upon the number of shares of common stock that are ultimately granted, based upon our performance in relation to the performance criteria. At the end of each respective performance period, actual awards may range from 0 percent to 175 percent of the target share amounts plus accrued dividends. A 100 percent payout of the target shares occurs if our total shareholder return exceeds the 50th percentile of the peer group. For the performance period that ended in 2007 and the performance period that ends in 2008, a zero percent payout occurs if we are below the 30th percentile. For the performance periods that end in 2009 and 2010, the minimum threshold for a payout was raised from the 30th percentile to the 40th percentile. For all the performance periods outstanding, the maximum payout of 175 percent occurs if we perform at the 80th percentile or above. The performance awards and dividend equivalents, if earned, are paid in 50 percent cash and 50 percent common stock. All payroll deductions and applicable tax withholding related to the award are withheld from the cash portion. Performance share target grant values are normally approved in December for a three-year performance period beginning January 1 of the following year.

        Our peer group is comprised of the following companies for the performance periods that end in 2007, 2008 and 2009:

Alliant Energy Corporation	NStar
DPL Inc.	OGE Energy Corporation
Great Plains Energy Incorporated	Pepco Holdings Inc.
Hawaiian Electrics Inds.	PNM Resources Inc.
IDACORP, Inc.	Puget Energy Inc.
Integrys Energy Group, Inc.	Wisconsin Energy Corp.
Northeast Utilities

        This peer group was originally identified as the companies in the S&P MidCap Electric Utilities Index; however because of re-categorizing of companies in the index by S&P from time to time, the companies in the peer group must be tracked individually.

        The Committee changed our peer group for the January 1, 2008 to December 31, 2010 Performance Period, recognizing a peer group that is more reflective of Black Hills Corporation upon the closing of the proposed acquisition of Aquila's electric utility in Colorado and its gas utilities in Colorado, Kansas, Nebraska and Iowa. The new peer group is comprised of the following companies:

AGL Resources Inc.	Otter Tail Corporation
ALLETE Inc.	PNM Resources, Inc.
Avista Corp	Portland General Electric Company
CH Energy Group Inc.	Puget Energy, Inc.
Cleco Corporation	Sierra Pacific Resources
DPL Inc.	UIL Holdings Corporation
Great Plains Energy Incorporated	UniSource Energy Corporation
IDACORP, Inc.	Vectren Corporation
MDU Resources Group, Inc.	Westar Energy, Inc.
NorthWestern Corporation	WGL Holdings, Inc.

        Each performance share period is for three-years. For the recently completed performance period, January 1, 2005 to December 31, 2007, our total shareholder return was 58 percent, which ranked at the 87th percentile of our peer group, resulting in a payout of 175 percent of target levels. The awards were paid in the form of 50 percent cash and 50 percent common stock. The actual shares, cash and total payout value awarded to our Named Executive Officers for the performance period were as follows:

Janaury 1, 2005 to December 31, 2007 Performance Period

	Equivalent Shares Earned	50% Awarded in Shares	50% Awarded in Cash	Total Payout Value
David R. Emery	14,339	7,169	$311,737	$623,446
Mark T. Thies	6,701	3,351	$145,677	$291,379
Thomas M. Ohlmacher	12,108	6,054	$263,230	$526,457
Linden R. Evans	7,643	3,821	$166,179	$332,316
Steven J. Helmers	5,088	2,544	$110,599	$221,212

        Target shares for each of our Named Executive Officers for the outstanding performance periods are as follows:

	January 1, 2006 to December 31, 2008 Performance Period	January 1, 2007 to December 31, 2009 Performance Period	January 1, 2008 to December 31, 2010 Performance Period
David R. Emery	7,326	8,163	6,900
Mark T. Thies	NA	NA	NA
Thomas M. Ohlmacher	5,303	5,170	4,370
Linden R. Evans	3,348	3,252	2,748
Steven J. Helmers	2,245	2,189	1,850

        Actual payouts, if any, will be determined based upon the total shareholder return for the plan period in comparison to the peer group.

        Stock Ownership Guidelines.    The Committee has implemented stock ownership guidelines that apply to all officers. We believe it is important for our officers to hold a significant amount of our common stock to further align their performance with the interest of our shareholders. A "retention ratio" approach to stock ownership is incorporated into the guidelines. This approach requires officers to retain 100 percent of all shares owned, including shares awarded through our incentive plans (net of share withholding for taxes and in the case of cashless stock option exercises net of the exercise price and withholding for taxes) until specific ownership goals are achieved. Ownership guidelines are denominated in share amounts which approximate a multiple of base pay.

        The ownership guidelines and current stock ownership of our Named Executive Officers are shown below.

Officer Level	Ownership Guideline (# of Shares)	Actual Ownership (# of Shares)	Years in Position
David R. Emery, CEO	90,000	71,116	4
Mark T. Thies, former CFO	40,000	15,834	NA
Thomas M. Ohlmacher, COO-Non-regulated Energy	40,000	40,544	6
Linden R. Evans, COO-Utilities	40,000	23,671	3
Steven J. Helmers, Senior Vice President & General Counsel	25,000	27,002	7

        Perquisites and Other Personal Benefits.    We provide a limited number of market-based perquisites to our executive officers which include financial planning services and personal use of a Company vehicle. The total value of these perquisites in 2007 for our Named Executive Officers ranged from $1,767 to $7,600. The perquisites' value was reported as taxable income to the officers and the officers were required to pay the applicable taxes. The Committee periodically reviews the perquisites and other personal benefits provided to our executive officers and believes the current perquisites are reasonable and consistent with our overall compensation program.

        Retirement and Other Benefits.    We currently maintain a variety of employee benefit plans and programs in which our executive officers may participate, including a 401(k) Retirement Savings Plan, the Pension Plan, the Pension Equalization Plan, 2007 Pension Equalization Plan and the Nonqualified Deferred Compensation Plan. We believe it is important to provide post-employment benefits to our executive officers and the benefits we provide approximate retirement benefits paid by other employers to its executives in similar executive positions. The Committee periodically reviews the benefits provided with assistance from its compensation consultant to maintain a market-based benefits package.

        The Black Hills Corporation 401(k) Retirement Savings Plan is offered to all eligible employees of the Company and its subsidiaries except for Cheyenne Light, Fuel and Power which has its own 401(k) Plan. All of our Named Executive Officers are participants in the Black Hills Corporation 401(k) Retirement Savings Plan. Participants may elect to invest up to 20 percent of their eligible compensation on a pre-tax basis up to maximum amounts established by the Internal Revenue Service. The Black Hills Corporation 401(k) Plan provides a matching contribution of 100 percent of the employee's annual tax-deferred contribution up to a maximum of 3 percent of eligible compensation. Matching contributions vest at 20 percent per year and are fully vested when the participant has five years of service with the Company. Each of our Named Executive Officers received the maximum annual contribution of $6,750 in 2007. The matching contribution is included as "All Other Compensation" in the Summary Compensation Table.

        The Black Hills Corporation Pension Plan covers the employees of Black Hills Corporation and a number of its subsidiary companies. The plan is a qualified defined benefit pension plan that provides benefits at retirement based on length of employment service and certain average compensation levels during the highest five consecutive years of the last ten years of service. Our employees do not contribute to the plan. Each of our Named Executive Officers are participants in the plan and none of our Named Executive Officers have been granted additional years of credited service.

        The defined benefit pension plan is limited by the Internal Revenue Code in the amount of annual payments received under the plan ($180,000 in 2007) and in the amount of compensation that can be taken into account in determining contributions and benefits ($225,000 in 2007). Because of these limitations we also have the Pension Equalization Plan and the 2007 Pension Equalization Plan. The level of retirement benefits provided by the Pension Plan, Pension Equalization Plan, 2007 Pension Equalization Plan and the Pension Restoration Benefit for each of our Named Executive Officers is reflected in the Pension Benefits for 2007 table and explained in more detail in the accompanying narrative.

        The Pension Equalization Plan is a nonqualified supplemental retirement plan with a pension restoration benefit designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the defined benefit pension plan, approximate retirement benefits paid by other employers to its employees in similar executive positions. The Board of Directors designates the participants in the Pension Equalization Plan. Each of our Named Executive Officers except Mr. Evans is a participant in the Pension Equalization Plan. The Pension Equalization Plan has been frozen to new participants since 2002.

        Several of our current corporate officers became officers after the Pension Equalization Plan was frozen to new participants. During 2006 and early 2007, the Committee, in consultation with Mercer Human Resource Consulting, an independent consultant engaged by the Committee, thoroughly reviewed the need to offer some form of supplemental retirement plan to officers. The Committee concluded that a supplemental retirement plan was needed for corporate officers who were not participants in the existing frozen Pension Equalization Plan in order to provide a benefits package consistent with market practices. In 2007, the Committee recommended and the Board of Directors approved the 2007 Pension Equalization Plan. The Board of Directors designated four corporate officers, including Mr. Evans, who were not participants in the existing Pension Equalization Plan as participants in the 2007 Pension Equalization Plan with years of credited service equal to the number of years they served as a corporate officer. Mr. Evans received two years of credited service. The main differences between the original Pension Equalization Plan and the 2007 Pension Equalization Plan are as follows:

Annual Benefit Amount

Original Pension Equalization Plan	2007 Pension Equalization Plan
25% of average earnings, if salary was less than two times the social security wage base, or 30%, if salary was more than two times the social security wage base, multiplied by the vesting percentage	2% of average earnings times the participant's years of service as an officer (up to a maximum of 15 years) times the applicable vesting percentage

Vesting Schedule

Original Pension Equalization Plan		2007 Pension Equalization Plan
Years of Plan Participation	Vesting %	Age at Termination of Employment or Discontinuance of Participation	Vesting %
Less than 3 years	0%	Age 65 or over	100%
3 years but less than 4	20%	Age 55 with over 10 years of vesting service	100%
4 years but less than 5	35%	Age 55 with less than 10 years of service	0%
5 years but less than 6	50%	Under age 55	0%
6 years but less than 7	65%
7 years but less than 8	80%
8 or more years	100%

        The Nonqualified Deferred Compensation Plan allows our corporate officers to elect to defer up to 50 percent of their base salary and up to 100 percent of their Short-Term Annual Incentive Plan award, including Company stock, and elect to defer restricted stock grants in the form of restricted stock units. We make no contributions to the plan. None of our Named Executive Officers are currently contributing to the Nonqualified Deferred Compensation Plan. The deferred balance in the plan for each of our Named Executive Officers is shown in the Nonqualified Deferred Compensation for 2007 table.

        Our Named Executive Officers may also receive severance benefits in the event of a change in control. Change in control agreements are common among our peer group and the Committee and our Board of Directors believe providing these agreements to our corporate officers protect our shareholder interests in the event of a change in control by helping assure management focus and continuity. Our change in control agreements have termination dates and our Board of Directors conduct a thorough review of the change in control agreements before renewing them. There are currently 10 change in control agreements in place with a term ending June 1, 2008. In general, our change in control agreements provide a severance payment of up to 2.99 times average compensation for our CEO and up to two times average compensation for our other corporate officers. The change in control agreement for our CEO contains a "modified trigger," providing benefits in association with a change in control upon:

  (i)
  termination of employment other than by death, disability or by the Company for cause,

  (ii)
  a termination by the CEO for good reason, or

  (iii)
  a termination by the CEO for any reason during a 30-day window period immediately following the first anniversary of a change in control.

        The change in control agreements for our other corporate officers contain a "double trigger," providing benefits in association with a change in control only upon:

  (i)
  termination of employment other than by death, disability or by the Company for cause, or

  (ii)
  a termination by the employee for good reason.

        See the Potential Payments Upon Termination or Change in Control table and the accompanying narrative for more information regarding our change in control agreements and estimated payments associated with a change in control.

        Deductibility of Executive Compensation.    Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its CEO and any of its four most highly compensated executive officers. Compensation which qualifies as "performance-based" is excluded from the $1 million limit, if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation's shareholders. As a result, the Compensation Committee has designed a large share of our incentive compensation for the Named Executive Officers to qualify for the exemption of "performance-based" compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m) if it determines those elements are in our best interests. We believe the compensation paid to our Named Executive Officers in 2007 is fully deductible.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      THE COMPENSATION COMMITTEE

                      Jack W. Eugster, Chairperson
                      David C. Ebertz
                      Kay S. Jorgensen
                      Stephen D. Newlin
                      Gary L. Pechota

SUMMARY COMPENSATION TABLE

        The following table sets forth the total compensation paid or earned by each of our Named Executive Officers for the fiscal years ended December 31, 2007 and December 31, 2006. We have no employment agreements with our Named Executive Officers. Amounts listed under the heading "Non-Equity Incentive Plan Compensation" represent amounts earned under the Short-Term Annual Incentive Plan for 2007 and 2006, respectively. The Compensation Committee approved the payout of the 2007 awards at its February 1, 2008, meeting and the awards were paid on February 26, 2008.

        Based on the fair value of equity awards granted to our Named Executive Officers in 2007 and the base salary of our Named Executive Officers, base salary accounted for 36 percent to 51 percent of total compensation, short-term annual incentive accounted for 18 percent to 25 percent of total compensation and long-term incentive accounted for 31 percent to 43 percent of total compensation. Because the table below reflects the value of certain equity awards based on the Statement of Financial Accounting Standards 123(R), "Share-Based Payment," ("FAS 123(R)") value rather than the fair value, these percentages cannot be derived using the amounts reflected in the table below.

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)		Change in Pension Value and Non-qualified Deferred Compensation Earnings(5)		All Other Compensation(6)		Total

David R. Emery Chairman, President and Chief Executive Officer	2007 2006	$ $	544,231 524,039		— —	$ $	921,030 327,766	$	— 14,551	$ $	763,000 551,250	$ $	312,524 249,828	$ $	36,583 40,276	$ $	2,577,368 1,707,710

Mark T. Thies Executive Vice President and Chief Financial Officer(7)	2007 2006	$ $	288,377 279,885		— —	$ $	390,408 153,680	$	— 14,239	$ $	230,960 168,180	$ $	19,058 55,459	$ $	19,776 31,969	$ $	948,579 703,412

Thomas M. Ohlmacher President and Chief Operating Officer—Non-regulated Energy	2007 2006	$ $	340,600 340,219	$	— 32,000	$ $	766,103 405,299	$	— 34,085	$ $	340,600 255,450	$ $	13,645 223,970	$ $	26,103 35,574	$ $	1,487,051 1,326,597

Linden R. Evans President and Chief Operating Officer—Utilities	2007 2006	$ $	253,035 240,712		— —	$ $	432,649 151,114	$	— 12,748	$ $	253,500 181,050	$ $	53,952 10,802	$ $	20,166 20,088	$ $	1,013,302 616,514

Steven J. Helmers Senior Vice President and General Counsel	2007 2006	$ $	259,408 251,819		— —	$ $	296,868 115,168	$	— 9,612	$ $	181,790 132,353	$ $	54,414 109,035	$ $	15,231 17,322	$ $	807,711 635,309

(1)
Mr. Ohlmacher's 2006 bonus reflects a $32,000 relocation bonus to compensate for additional state income taxes.

(2)
Stock Awards represent the annual compensation expense related to restricted stock, restricted stock units and performance shares that have been granted as a component of Long-Term Incentive Compensation. The amount reported is the amount recognized for financial statement reporting purposes computed in accordance with FAS 123(R), and therefore includes amounts for awards granted in prior years. Assumptions used in the calculation of these amounts are included in Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

  Mr. Ohlmacher turned age 55 in September 2006 which made him eligible for early retirement. Because our restricted stock and restricted stock units granted prior to December 10, 2007 fully vest at retirement, the fair value of $190,000 associated with Mr. Ohlmacher's awards granted in each of 2007 and 2006 was all recognized in the year of grant in accordance with FAS 123(R), rather than expensing the award over the normal three year vesting period.

(3)
Option Awards represent the annual compensation expense related to stock options that have been granted as a component of Long-Term Incentive Compensation in prior years. The amount reported is the amount recognized for financial statement reporting purposes computed in accordance with FAS 123(R), and therefore includes amounts for awards granted in prior years. Assumptions used in the calculation of these amounts are included in Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)
Non-Equity Incentive Plan Compensation represents amounts earned under the Short-Term Annual Incentive Plan.

(5)
Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the increase in actuarial value of the Defined Benefit Pension Plan, Pension Restoration Benefit ("PRB"), Pension Equalization Plan ("PEP"), and 2007 Pension Equalization Plan ("2007 PEP") for the respective year. No Named Executive Officer received preferential or above-market earnings on nonqualified deferred compensation. The value attributed from each plan to each Named Executive Officer is shown in the table below. Mr. Evans was not a participant in the PRB or PEP in 2007 and 2006. Mr. Evans is the only Named Executive Officer participating in the 2007 PEP.

	Year	Defined Benefit Plan		Pension Restoration Benefit		PEP and 2007 PEP		Total Change in Pension Value

David R. Emery	2007 2006	$ $	6,366 13,444	$ $	159,889 116,786	$ $	146,269 119,598	$ $	312,524 249,828

Mark T. Thies	2007 2006	$ $	6,897 11,200	$ $	9,195 16,192	$ $	2,966 28,067	$ $	19,058 55,459

Thomas M. Ohlmacher	2007 2006	$ $	36,675 49,308	$ $	(18,858 109,399)	$ $	(4,172 65,263)	$ $	13,645 223,970

Linden R. Evans	2007 2006	$ $	14,958 10,802		— —		$38,994 —	$ $	53,952 10,802

Steven J. Helmers	2007 2006	$ $	13,460 20,172	$ $	13,020 16,389	$ $	27,934 72,474	$ $	54,414 109,035

(6)
All Other Compensation includes amounts allocated under the 401(k) match, dividends received on restricted stock and unvested restricted stock units and perquisites. Perquisites provided to our Named Executive Officers include personal use of a Company vehicle and financial planning services for 2007 and 2006 and club dues in 2006 only.

	Year	401(k) Match	Dividends on Restricted Stock/Units	Total Perquisites	Total Other Compensation

David R. Emery	2007	$6,750	$22,233	$7,600	$36,583

Mark T. Thies	2007	$6,750	$8,774	$4,252	$19,776

Thomas M. Ohlmacher	2007	$6,750	$15,525	$3,828	$26,103

Linden R. Evans	2007	$6,750	$9,409	$4,007	$20,166

Steven J. Helmers	2007	$6,750	$6,714	$1,767	$15,231

(7)
Mr. Thies resigned from the Company on January 18, 2008. Mr. Thies's severance agreement is disclosed under the caption "Severance Agreement."

GRANTS OF PLAN BASED AWARDS IN 2007(1)

									All Other Stock Awards: Number of Shares of Stock or Units(4) (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)				Grant Date Fair Value of Stock Awards(5) ($)
		Date of Compensation Committee Action
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David R. Emery	1/1/07 1/5/07	12/4/06 12/4/06	$114,450	$381,500	$763,000	82	8,163	14,285	8,224	$ $	278,930 305,193

Mark T. Thies	1/1/07 1/5/07	12/4/06 12/4/06	$34,644	$115,480	$230,960	29	2,861	5,007	2,973	$ $	97,760 110,328

Thomas M. Ohlmacher	1/1/07 1/5/07	12/4/06 12/4/06	$51,090	$170,300	$340,600	52	5,170	9,048	5,120	$ $	176,659 190,003

Linden R. Evans	1/1/07 1/5/07	12/4/06 12/4/06	$38,025	$126,750	$253,500	33	3,252	5,691	3,220	$ $	111,121 119,494

Steven J. Helmers	1/1/07 1/5/07	12/4/06 12/4/06	$27,269	$90,895	$181,790	22	2,189	3,831	2,308	$ $	74,798 85,650

(1)
No stock options were granted to our Named Executive Officers in 2007.

(2)
The columns under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" show the range of payouts for 2007 performance under the Short-Term Annual Incentive Compensation Program as described in the Compensation Discussion and Analysis under the section titled "Annual Incentive." If the performance criteria is met, payouts can range from 30 percent of target at the threshold level to 200 percent of target at the maximum level. The 2008 bonus payment for 2007 performance has been made based on achieving the criteria described in the Compensation Discussion and Analysis, at 200 percent of target, and is shown in the Summary Compensation Table in the column titled "Non-Equity Incentive Plan Compensation."

(3)
The columns under "Estimated Future Payouts Under Equity Incentive Plan Awards" show the range of payouts (in shares of stock) for the January 1, 2007 to December 31, 2009 performance period as described in the Compensation Discussion and Analysis under the section titled "Long-Term Incentive—Performance Shares." If the performance criteria are met, payouts can range from 1 percent of target to 175 percent of target. If a participant retires, suffers a disability or dies during the performance period, the participant or the participant's estate is entitled to that portion of the number of performance shares as such participant would have been entitled to had he or she remained employed, prorated for the number of months served. Performance shares are forfeited if employment is terminated for any other reason. During the performance period, dividends and other distributions paid with respect to the shares of common stock shall accrue for the benefit of the participant and are paid out at the end of the performance period.

(4)
The column "All Other Stock Awards" reflects the number of shares of restricted stock granted on January 5, 2007 under our 2005 Omnibus Incentive Plan. The restricted stock vests one-third a year over a three-year period, and automatically vests upon death, disability, retirement or a change in control. Unvested restricted stock is forfeited if employment is terminated for any other reason. Dividends are paid on the restricted shares and the dividends that were paid in 2007 are included in the column titled "All Other Compensation" in the Summary Compensation Table.

(5)
The column "Grant Date Fair Value of Stock Awards" reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). The grant date fair value for the performance shares was $34.17 per share and was calculated using a Monte Carlo simulation model. Assumptions used in the calculation are included in Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007. The grant date fair value for the restricted stock was $37.11 per share which was the market value of our common stock on the date of grant as reported on the New York Stock Exchange.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007(1)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

David R. Emery	5,000 8,000 30,000 5,000 4,595 7,500 13,787	$ $ $ $ $ $ $	22.0000 24.0625 21.8750 55.3600 35.1000 27.4900 28.0900	4/21/08 7/20/09 4/25/10 5/30/11 4/23/12 3/31/13 5/15/13	15,658	$690,518	41,445	$1,818,810

Mark T. Thies	8,000 25,000 6,665 18,382	$ $ $ $	24.0625 21.8750 35.1000 28.0900	7/20/09 4/25/10 4/23/12 5/15/13	6,119	$269,848	16,844	$738,685

Thomas M. Ohlmacher	2,500		$55.3600	5/30/11	10,804	$476,456	30,436	$1,334,712

Linden R. Evans	2,000 3,000 5,000	$ $ $	32.3400 25.1600 29.8300	6/17/12 12/10/12 12/31/13	6,808	$300,233	19,193	$841,671

Steven J. Helmers	9,000 10,110	$ $	55.3600 35.1000	5/30/11 4/23/12	4,708	$207,623	12,848	$563,406

(1)
There were no unexercisable stock options or unexercised unearned options under equity incentive plans outstanding at December 31, 2007 for our Named Executive Officers.

(2)
Vesting dates for restricted stock, restricted stock units and performance shares are shown in the table below. The performance shares shown with a vesting date of December 31, 2007, are the actual equivalent shares, including dividend equivalents, earned for the performance period ended December 31, 2007. The Compensation Committee must confirm that the performance criteria have been met and approve the actual payout of the performance share award. This was done on January 31, 2008.

	Unvested Restricted Stock and Restricted Stock Units		Unvested and Unearned Performance Shares
Name	# of Shares	Vesting Date	# of Shares	Vesting Date

David R. Emery	2,741 4,968 2,741 2,466 2,742	1/05/08 1/06/08 1/05/09 1/06/09 1/05/10	14,339 12,821 14,285	12/31/07 12/31/08 12/31/09

Mark T. Thies	991 2,158 991 988 991	1/05/08 1/06/08 1/05/09 1/06/09 1/05/10	6,701 5,136 5,007	12/31/07 12/31/08 12/31/09

Thomas M. Ohlmacher	1,706 3,899 1,707 1,785 1,707	1/05/08 1/06/08 1/05/09 1/06/09 1/05/10	12,108 9,280 9,048	12/31/07 12/31/08 12/31/09

Linden R. Evans	1,073 2,461 1,073 1,127 1,074	1/05/08 1/06/08 1/05/09 1/06/09 1/05/10	7,643 5,859 5,691	12/31/07 12/31/08 12/31/09

Steven J. Helmers	769 1,644 769 756 770	1/05/08 1/06/08 1/05/09 1/06/09 1/05/10	5,088 3,929 3,831	12/31/07 12/31/08 12/31/09

(3)
Performance shares with a vesting date of December 31, 2007, reflect the equivalent shares earned, including dividend equivalents. Performance shares with a vesting date of December 31, 2008 and 2009 are shown at the maximum payout level since our performance for the performance period ended December 31, 2007 resulted in a maximum payout.

OPTION EXERCISES AND STOCK VESTED DURING 2007

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

David R. Emery	—	—	9,082	$346,322

Mark T. Thies(2)	—	—	4,214	$161,018

Thomas M. Ohlmacher(2)	25,526	$208,471	7,703	$294,444

Linden R. Evans	—	—	2,893	$108,322

Steven J. Helmers	22,408	$260,140	3,032	$115,655

(1)
Reflect (i) equivalent performance shares earned and the value realized for the March 1, 2004 to December 31, 2006 performance period that was paid on February 17, 2007, and (ii) restricted stock and restricted stock units that vested in 2007.

(2)
Value Realized on Vesting includes $47,603 for Mr. Thies and $88,080 for Mr. Ohlmacher for the vesting of restricted stock units that were deferred into the Nonqualified Deferred Compensation Plan.

PENSION BENEFITS FOR 2007

        Pension benefits for our Named Executive Officers can be comprised of a qualified defined benefit pension, a nonqualified pension restoration benefit and a supplemental pension benefit. None of our Named Executive Officers received any pension benefit payments during the fiscal year ended December 31, 2007.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)

David R. Emery	Defined Benefit Pension Plan Pension Restoration Benefit Pension Equalization Plan	18.17 18.17 12.00	$ $ $	194,396 422,907 637,670

Mark T. Thies	Defined Benefit Pension Plan Pension Restoration Benefit Pension Equalization Plan	10.42 10.42 10.00	$ $ $	96,548 80,501 352,757

Thomas M. Ohlmacher	Defined Benefit Pension Plan Pension Restoration Benefit Pension Equalization Plan	33.25 33.25 15.00	$ $ $	752,183 1,201,742 1,058,541

Linden R. Evans(3)	Defined Benefit Pension Plan Pension Restoration Benefit 2007 Pension Equalization Plan	6.33 NA 2.00	$ $	58,199 NA 38,994

Steven J. Helmers	Defined Benefit Pension Plan Pension Restoration Benefit Pension Equalization Plan	6.67 6.67 6.00	$ $ $	92,467 51,058 478,497

(1)
The number of years of credited service represents the number of years used in determining the benefit for each plan. The Pension Equalization Plan and 2007 Pension Equalization Plan benefits are not directly tied to service but rather the number of years of participation in the plan.

(2)
The present value of accumulated benefits was calculated assuming benefits commence at age 62 and using the discount rate, mortality rate and assumed payment form assumptions consistent with those disclosed in Note 17 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)
Mr. Evans is not a current participant in the Pension Restoration Benefit and is a participant in the 2007 Pension Equalization Plan rather than the original Pension Equalization Plan. See the discussion on the plan benefits below.

Defined Benefit Pension Plan

        We have a Defined Benefit Retirement Plan, a qualified pension plan, in which our Named Executive Officers are included. Participants become eligible for the benefit when they have been employed by us for at least one year and are at least 21 years of age. The plan provides benefits at retirement based on length of employment service and average compensation levels during the highest five consecutive years of the last ten years of service. For purposes of the benefit calculation, earnings include wages and other cash compensation received from the Company, including any bonus, commission, unused paid time off or incentive compensation. It also includes any elective before-tax contributions made by the employee to a Company sponsored cafeteria plan or 401(k) plan. However, it does not include any expense reimbursements, taxable fringe benefits, moving expenses or moving/relocation allowances, nonqualified deferred compensation, non-cash incentives, stock options and any payments of long-term incentive compensation such as restricted stock or payments under performance share plans. The Internal Revenue Code places maximum limitations on the amount of compensation that may be recognized when determining benefits of qualified pension plans. In 2007, the maximum amount of compensation that could be recognized when determining compensation was $225,000 (called "covered compensation").

        The benefit formula for the Named Executive Officers is the sum of (a) and (b) below.

  (a)
  Credited Service after January 31, 2000

0.9% of average earnings (up to covered compensation), multiplied by credited service after January 31, 2000, limited to a maximum of 35 years minus the number of years of credited service before January 31, 2000	Plus	1.3% of average earnings in excess of covered compensation, multiplied by credited service after January 31, 2000, limited to a maximum of 35 years minus the number of years of credited service before January 31, 2000
Plus
  (b)
  Credited Service before January 31, 2000

1.2% of average earnings (up to covered compensation), multiplied by credited service before January 31, 2000, limited to a maximum of 35 years	Plus	1.6% of average earnings in excess of covered compensation, multiplied by credited service before January 31, 2000, limited to a maximum of 35 years

        Pension benefits are not reduced for social security benefits. The Internal Revenue Code places maximum limitations on annual benefit amounts that can be paid under qualified pension plans. In 2007, the maximum benefit payable under qualified pension plans was $180,000. Accrued benefits become 100 percent vested after an employee completes five years of service. None of our Named Executive Officers have been credited with extra years of credited service under the plan.

        Normal retirement is defined as age 65 under the plan. Participants who have completed at least five years of credited service can retire and receive defined benefit pension benefits as early as age 55. However, the retirement benefit will be reduced by five percent for each year of retirement before age 62. For example, a participant with at least five years of credited service may retire at age 55 and receive a pension benefit equal to 65 percent of the normal retirement benefit. A participant with five years of service who retires from the Company may begin receiving retirement benefits on an unreduced basis at age 62. Mr. Ohlmacher is currently age 56 and is entitled to early retirement benefits under this provision.

        If a participant is vested and leaves the Company before reaching his or her earliest retirement date, he or she may begin receiving the full value of his or her vested benefit at age 65 or can receive a reduced benefit as early as age 55 if he or she has at least five years of credited service when he or she leaves employment of the Company. The benefit will be reduced by five percent for each year he or she begins receiving benefits prior to age 65. For example, a participant who leaves the Company before reaching age 55 with at least five years of credited service may begin receiving benefits at age 55 equal to 50 percent of the normal retirement benefit and may begin receiving retirement benefits at age 65 on an unreduced basis.

        If a participant is single, the benefit is paid as a life annuity. If a participant is married, the benefit is paid as a joint and 50 percent survivor annuity unless an optional form of payment is chosen.

        Our employees do not contribute to the plan. The amount of the annual contribution by us to the plan is based on an actuarial determination.

Pension Equalization Plan, 2007 Pension Equalization Plan and Pension Restoration Benefit

        We also have a Pension Equalization Plan, a 2007 Pension Equalization Plan and a Pension Restoration Benefit, nonqualified supplemental plans, in which benefits are not tax deductible until paid. The plans are designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the Defined Benefit Pension Plan, will approximate retirement benefits being paid by other employers to its employees in similar executive positions. The employee's pension from the qualified pension plan is limited by the Internal Revenue Code. The 2007 limit was set at $180,000 annually and the compensation taken into account in determining contributions and benefits could not exceed $225,000 and could not include nonqualified deferred compensation. The amount of deferred compensation paid under nonqualified plans is not subject to these limits.

        Pension Equalization Plan.    A participant under the Pension Equalization Plan does not qualify for benefits until the benefits become vested under the following vesting schedule. The vesting is based on years of employment under the plan, not total years of service with the Company. No credit for past service is granted under the Pension Equalization Plan.

Years of Plan Participation	% of Benefit Vested
Less than 3 years	0%
3 years but less than 4	20%
4 years but less than 5	35%
5 years but less than 6	50%
6 years but less than 7	65%
7 years but less than 8	80%
8 or more years	100%

        The annual benefit is 25 percent of the employee's average earnings, if salary was less than two times the Social Security Wage Base, or 30 percent, if salary was more than two times the Social Security Wage Base, multiplied by the vesting percentage. Average earnings are normally an employee's average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual Pension Equalization Plan benefit is paid on a monthly basis for 15 years to each participating employee and, if deceased, to the employee's designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more. A participant with vested benefits who is 55 years of age or older and no longer an employee of the Company may elect to be paid benefits beginning at age 55 or older, subject to a discount of such benefits according to the following schedule.

Age at Start of Payments	% of Benefit Payable
61	93.0%
60	86.5%
59	80.5%
58	74.9%
57	69.7%
56	64.8%
55	60.3%

        Participants in the Pension Equalization Plan were designated by our Board of Directors upon recommendation of the Chief Executive Officer. Mr. Emery, Mr. Thies, Mr. Ohlmacher and Mr. Helmers are participants in the Pension Equalization Plan. The Pension Equalization Plan has been frozen to new participants since 2002.

        2007 Pension Equalization Plan.    During 2006 and 2007, the Compensation Committee reviewed the need to offer some form of supplemental retirement plan to officers and concluded that a supplemental retirement plan was needed for corporate officers who were not participants in the original frozen Pension Equalization Plan. In 2007, the Board of Directors approved the 2007 Pension Equalization Plan and designated the four corporate officers, including Mr. Evans, who were not participants in the original Pension Equalization Plan as participants in the 2007 Pension Equalization Plan. The four participants were given years of credited service equal to the number of years they served as a corporate officer. Mr. Evans received two years of credited service.

        A participant under the 2007 Pension Equalization Plan does not qualify for benefits until the benefits become vested under the following vesting schedule. The vesting is based on age at termination and years of service under the plan, not total years of service with the Company.

Age at Termination of Employment or Discontinuance of Participation	Vesting %
Under age 55	0%
Age 55 with less than 10 years of service	0%
Age 55 with over 10 years of service	100%
Age 65 or over	100%
Upon death or disability	100%

        The annual benefit is 2 percent of the employee's average earnings multiplied by the participant's years of service as an officer (up to a maximum of 15 years) and the vesting percentage. Average earnings are normally an employee's average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual 2007 Pension Equalization Plan benefit is paid on a monthly basis for 15 years to each participating employee commencing at the later of 55 years of age or the date of the participant's termination of employment, unless the participant has elected otherwise. In the event of the participant's death before payment of the benefit begins, the vested benefit shall commence at the later of the date the participant would have attained age 55 years of age or the date of the participant's death. A participant or participant's beneficiary that receives payments under the plan prior to the participant attaining age 62 (or in the case of a beneficiary, would have attained age 62) shall receive such benefits subject to a discount of such benefits according to the same schedule as for the Pension Equalization Plan shown above.

        Pension Restoration Benefit.    In the event that at the time of a participant's retirement, the participant's salary level exceeds the qualified pension plan annual compensation limitation ($225,000 in 2007) or includes nonqualified deferred compensation, then the participant shall receive an additional benefit, called a "Pension Restoration Benefit," which is measured by the difference between (i) the monthly benefit which would have been provided to the participant under the Defined Benefit Pension Plan as if there were no annual compensation limitation and no exclusion on nonqualified deferred compensation, and (ii) the monthly benefit to be provided to the participant under the Defined Benefit Pension Plan. At the current time, the Pension Restoration Benefit only applies to participants in the Pension Equalization Plan. It does not apply to participants in the 2007 Pension Equalization Plan.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007

        We have a Nonqualified Deferred Compensation Plan for a select group of management or highly compensated employees. The aggregate plan earnings for 2007 and the aggregate balance as of December 31, 2007 for our Named Executive Officers are shown in the following table. Our Named Executive Officers made no contributions and received no withdrawals or distribution from the plan in 2007. In addition, we made no contributions to the plan in 2007.

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year End ($)(1)

David R. Emery	—	—

Mark T. Thies	$19,084	$587,288

Thomas M. Ohlmacher	$36,035	$1,089,500

Linden R. Evans	—	—

Steven J. Helmers	—	—

    (1)
    No contributions were made by the Named Executive Officers in 2006 or 2007 and none of the earnings met the definition of above-market or preferential earnings, therefore none of these amounts are included in the Summary Compensation Table.

        Eligibility to participate in the plan is determined by the Compensation Committee and currently consists of only corporate officers. Eligible employees may elect to defer up to 50 percent of their base salary, up to 100 percent of their Short-Term Annual Incentive Plan award, including Company stock, and elect to defer restricted stock grants in the form of restricted stock units. The deferrals are deposited into a trust account where the participants may direct the investment of the deferrals (except for Company stock and restricted stock unit deferrals) as allowed by the plan. The investment options are the same as those offered to all employees in the 401(k) Plan except for a fixed rate option which was set at 5.6 percent in 2007. Investment earnings are credited to the participants' accounts. Upon retirement, we will distribute the account balance to the participant according to the distribution election filed with the Compensation Committee. The participants may elect either a lump sum payment to be paid within 30 days of retirement (requires a six month deferral for benefits not vested as of December 31, 2004), or annual or monthly installments over a period of years designated by the participant, but not to exceed 15 years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which our Named Executive Officers would be entitled upon termination of employment. Except for certain terminations following a change in control of the Company, as described below; pro-rata payout of incentive compensation and the acceleration of vesting of equity awards upon retirement, death or disability; and certain pension and nonqualified deferred compensation arrangements described under Pension Benefits for 2007 and Nonqualified Deferred Compensation for 2007 above, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such other payments or benefits to a terminating executive officer would be in the discretion of the Compensation Committee.

        The amounts shown below assume that such termination was effective as of December 31, 2007, and thus include estimates of the amounts which would be paid out to our Named Executive Officers upon their termination. The table does not include amounts such as base salary, short-term incentives and stock awards which the Named Executive Officers earned due to employment through December 31, 2007 and distributions of vested benefits such as those described under Pension Benefits for 2007, Nonqualified Deferred Compensation for 2007 and vested stock options listed in the Outstanding Equity Awards at Fiscal Year-End 2007 tables. The table also does not include a value for outplacement services because this would be a diminimus amount. The actual amounts to be paid out can only be determined at the time of such Named Executive Officer's separation from the Company.

	Cash Severance Payment	Incremental Pension Benefit (present value)(2)	Continuation of Medical/ Welfare Benefits (present value)(3)	Acceleration of Equity Awards(4)	Excise Tax and Gross-up(5)	Total Termination Benefits

David R. Emery
Retirement, death, or disability	—	—	—	$1,038,049	—	$1,038,049
Involuntary termination	—	—	—	—	—	—
Change in Control ("CIC")	—	—	—	$1,032,614	—	$1,032,614
Involuntary or good reason termination after CIC(1)	$1,427,354	$668,000	$330,400	$1,032,614	$955,774	$4,414,142

Mark T. Thies
Retirement, death, or disability	—	—	—	$402,959	—	$402,959
Involuntary termination	—	—	—	—	—	—
CIC	—	—	—	$396,192	—	$396,192
Involuntary or good reason termination after CIC(1)	$702,012	$59,600	$281,100	$396,192	—	$1,438,904

Thomas M. Ohlmacher
Retirement, death or disability	—	—	—	$716,974	—	$716,974
Involuntary termination	—	—	—	—	—	—
CIC	—	—	—	$704,755	—	$704,755
Involuntary or good reason termination after CIC(1)(6)	$1,040,304	$100,700	$83,500	$704,755	—	$1,929,259

Linden R. Evans
Retirement, death or disability	—	—	—	$451,902	—	$451,902
Involuntary termination	—	—	—	—	—	—
CIC	—	—	—	$444,053	—	$444,053
Involuntary or good reason termination after CIC(1)	$437,020	$20,481	$260,600	$444,053	$261,457	$1,423,611

Steven J. Helmers
Retirement, death or disability	—	—	—	$309,449	—	$309,449
Involuntary termination	—	—	—	—	—	—
CIC	—	—	—	$304,280	—	$304,280
Involuntary or good reason termination after CIC(1)	$597,562	$250,500	$198,000	$304,280	—	$1,350,342

(1)
The amounts reflected for involuntary or good reason termination after a change in control include the benefits a Named Executive Officer would receive in the event of a change in control as a sole event without the involuntary or good reason termination.

(2)
Assumes that in the event of a change in control, Mr. Emery will receive an additional three years of credited and vesting service and the other Named Executive Officers will receive an additional two years of credited and vesting service towards the benefit accrual under the Defined Benefit Pension Plan, Pension Restoration Benefit, Pension Equalization Plan and 2007 Pension Equalization Plan. Assumes that each Named Executive Officer's pension compensation for the additional years of credited service is equal to the highest rate of salary earned in the one year period prior to the change in control.

(3)
Welfare benefits include medical coverage, dental coverage, life insurance, short-term disability coverage and long-term disability coverage. The calculation assumes that the Named Executive Officer does not take employment with another employer following termination and that the Named Executive Officer elects continued welfare benefits until retirement and retiree medical benefits thereafter. Retirement is assumed to occur at age 65 for all the Named Executive Officers except Mr. Ohlmacher for which we have assumed retirement will occur at age 62 because he is already retiree eligible (see Note 6 to this table).

(4)
In the event of retirement, death or disability, the acceleration of equity awards represents the acceleration of unvested restricted stock, the payout of the pro-rata share of the performance shares calculated at target levels for the January 1, 2006 to December 31, 2008 and January 1, 2007 to December 31, 2009 performance periods.

  In the event of a change in control or an involuntary or good reason termination after a change in control, the acceleration of equity awards represents the acceleration of unvested restricted stock, the payout of the pro-rata share of the performance shares calculated as if the performance period ended on December 31, 2007 for the January 1, 2006 to December 31, 2008 and January 1, 2007 to December 31, 2009 performance periods.

  The valuation of the restricted stock was based upon the closing price of our common stock on December 31, 2007 and the valuation of the performance shares was based on the average closing price of our common stock for the last 20 trading days of 2007. Actual amounts to be paid out at the time of separation from the Company may vary significantly based upon the market value of our common stock at that time.

(5)
The calculation of the excise tax and gross-up amount is based on the Internal Revenue Code Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, a 1.45 percent Medicare tax rate and a 4.63 percent Colorado state income tax rate that applies to Mr. Ohlmacher only.

(6)
Because Mr. Ohlmacher is age 56, he is already retiree eligible. Therefore, in the event of a change in control he can begin receiving pension benefits on an undiscounted basis at age 62. The calculations assume he will continue to receive active welfare benefits until age 62 and that he will begin receiving pension benefits at that time. The other Named Executive Officers are not retiree eligible, therefore the calculations assume they will continue to receive active welfare benefits until age 65 and that they will begin receiving pension benefits at that time.

        Payments Made Upon Termination.    Regardless of the manner in which a Named Executive Officer's employment terminates, he may be entitled to receive amounts earned during his term of employment. These include:

  •
  accrued salary and unused vacation pay;

  •
  amounts vested under the Defined Benefit Pension Plan, Pension Equalization Plan, 2007 Pension Equalization Plan and the Pension Restoration Benefit;

  •
  amounts vested under the Nonqualified Deferred Compensation Plan; and

  •
  amounts vested under the 401(k) Retirement Savings Plan.

        Payments Made Upon Retirement, Death or Disability.    In the event of retirement, death or disability of a Named Executive Officer, in addition to the items identified above, he will also receive the benefit of the following:

  •
  accelerated vesting of unvested stock options;

  •
  accelerated vesting of restricted stock and restricted stock units;

  •
  a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

  •
  a pro-rata share of the Short-Term Annual Incentive Plan upon completion of the annual incentive period.

        Payments Made Upon a Change in Control.    Our Named Executive Officers have change in control agreements that terminate June 1, 2008. The renewal of the change in control agreements is at the discretion of the Compensation Committee and the Board of Directors. The Compensation Committee

is conducting a thorough review of the agreements before the June 1, 2008 termination date. The change in control agreements provide for certain payments and other benefits to be payable upon a change in control and a subsequent termination of employment, either involuntary or for a good reason.

        A change in control is defined in the agreements as:

  •
  an acquisition of 30 percent or more of our common stock, except for certain defined acquisitions, such as acquisition by employee benefit plans, us, any of our subsidiaries, or acquisition by an underwriter holding the securities in connection with a public offering thereof; or

  •
  members of our incumbent Board of Directors at the time the agreements were executed cease to constitute at least two-thirds of the members of the Board of Directors, with the incumbent Board of Directors being defined as those individuals consisting of the Board of Directors on the date the agreement was executed and any other directors elected subsequently whose election was approved by the incumbent Board of Directors; or

  •
  approval by our shareholders of:

  •
  a merger, consolidation, or reorganization;

  •
  liquidation or dissolution; or

  •
  an agreement for sale or other disposition of 50 percent or more of our assets, with exceptions for transactions which do not involve an effective change in control of voting securities or Board of Directors membership, and transfers to subsidiaries or sale of subsidiaries; and

  •
  all regulatory approvals required to effect a change in control have been obtained and the transaction constituting the change in control has been consummated.

        In the change in control agreements, a good reason for termination which would trigger payment of benefits is defined to include:

  •
  a material reduction of the executive's authority, duties or responsibilities;

  •
  a reduction in the executive's annual compensation or any failure to pay the executive any compensation or benefits to which he or she is entitled within seven days of the date due;

  •
  any material breach by us of any provisions of the change in control agreement;

  •
  requiring the executive to be based outside a 50-mile radius from his or her usual and normal place of work; or

  •
  our failure to obtain an agreement, satisfactory to the executive, from any successor company to assume and agree to perform the change in control agreement.

        Upon a change in control, the CEO will have an employment contract for a three-year period and the non-CEO executive will have an employment contract for a two-year period, but not beyond age 65 ("employment term"). During this employment term, the executive shall receive annual compensation at least equal to the highest rate in effect at any time during the one-year period preceding the change in control and shall also receive employment welfare benefits, pension benefits, and supplemental retirement benefits on a basis no less favorable than those received prior to the change in control. Annual compensation is defined to include amounts which are includable in the gross income of the executive for federal income tax purposes, including base salary, targeted annual incentive bonus, targeted long-term incentive grants and awards; and matching contributions or other benefits payable under the 401(k) Retirement Savings Plan; but exclude restricted stock awards, performance units or stock options that become vested or exercisable pursuant to a change in control.

        If a Named Executive Officer's employment is terminated prior to the end of the employment term by the Company for cause or disability, by reason of the Named Executive Officer's death, or by the Named Executive Officer without good reason, the Named Executive Officer will receive all amounts of compensation earned or accrued through the termination date. If the Named Executive Officer's employment is terminated because of death or disability, the Named Executive Officer or his beneficiaries will also receive a pro rata bonus equal to 100 percent of the target bonus for the portion of the year served.

        If the CEO's employment is terminated during the employment term (other than by reason of death) (i) by the Company other than for cause or disability, (ii) by the CEO for a good reason, or (iii) by the CEO for any reason during a 30-day window period immediately following the first anniversary of a change in control, then the CEO is entitled to the following benefits:

  •
  all accrued compensation and a pro rata bonus (the same as the CEO or the CEO's beneficiaries would receive in the event of death or disability discussed above);

  •
  severance pay equal to 2.99 times the CEO's five-year average severance compensation defined as the CEO's base salary and annual incentive payment plus any discretionary bonuses paid in cash or vested stock on a calendar-year basis; provided that if the CEO has attained the age of 62 on the termination date, the severance payment shall be adjusted for the ratio of the number of days remaining to the CEO's 65th birthday to 1,095 days;

  •
  continuation of employee welfare benefits for three years following the termination date unless the CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the CEO or the CEO's eligible dependents;

  •
  following the three-year period, the CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the CEO's election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

  •
  coverage under the successor entity's retiree health insurance coverage if the CEO elected the continuation of employee welfare plan coverage through the date of his retirement;

  •
  three years of additional credited service under the Pension Equalization Plan and Defined Benefit Pension Plan; and

  •
  outplacement assistance services for up to six months.

        If the non-CEO executive's employment is terminated during the employment term (other than by death) (i) by the Company other than for cause or disability, or (ii) by the non-CEO for a good reason; then the non-CEO is entitled to the following benefits:

  •
  all accrued compensation and a pro rata bonus (the same as the non-CEO or the non-CEO's beneficiaries would receive in the event of death or disability discussed above);

  •
  severance pay equal to two times the non-CEO's five-year average severance compensation defined as the non-CEO's base salary and annual incentive payment plus any discretionary bonuses paid in cash or vested stock on a calendar-year basis; provided that if the non-CEO has attained the age of 63 on the termination date, the severance payment shall be adjusted for the ratio of the number of days remaining to the non-CEO's 65th birthday to 730 days;

  •
  continuation of employee welfare benefits for two years following the termination date unless the non-CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the non-CEO or the non-CEO's eligible dependents;

  •
  following the two-year period, the non-CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the non-CEO's election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

  •
  coverage under the successor entity's retiree health insurance coverage if the non-CEO elected the continuation of employee welfare plan coverage through the date of his retirement;

  •
  two years of additional credited service under the Pension Equalization Plan or 2007 Pension Equalization Plan and the Defined Benefit Pension Plan; and

  •
  outplacement assistance services for up to six months.

        The change in control agreements contain an additional benefit to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986. The executive must sign a waiver and release agreement in order to receive the severance payment.

SEVERANCE AGREEMENT

        Effective January 18, 2008, we entered into a Severance and Release Agreement with Mark T. Thies, whose resignation from the Company occurred on that date. The agreement provides for payment of a severance amount of $350,000, reimbursement of COBRA premium cost of continued healthcare coverage for a period of twelve months and outplacement assistance.

DIRECTOR COMPENSATION

Director Fees

        In 2007, our non-employee director compensation was as follows:

  •
  an annual cash retainer of $36,000, paid on a monthly basis;

  •
  common stock equivalents equal to $36,000 per year, paid on a quarterly basis;

  •
  dividend equivalents on the common stock equivalents equal to the same dividend rate our shareholders receive; and

  •
  a meeting fee of $1,250 for each board and committee meeting attended, provided such committee meetings are substantive in nature and content.

        In addition, our Presiding Director and Committee Chairpersons received the following additional compensation:

  •
  Presiding Director—an annual fee of $12,000;

  •
  Audit Committee Chairperson—an annual fee of $10,000; and

  •
  Compensation and Governance Committee Chairpersons—annual fees of $6,000.

        Effective January 1, 2008, our non-employee director compensation was increased to the following:

  •
  an annual cash retainer of $36,000, paid on a monthly basis;

  •
  common stock equivalents equal to $50,000 per year, paid on a quarterly basis;

  •
  dividend equivalents on the common stock equivalents equal to the same dividend rate our shareholders receive; and

  •
  a meeting fee of $1,250 for each board and committee meeting attended, provided such committee meetings are substantive in nature and content.

        In addition, our Presiding Director and Committee Chairpersons will receive the following additional compensation:

  •
  Presiding Director—an annual fee of $15,000;

  •
  Audit Committee Chairperson—an annual fee of $10,000; and

  •
  Compensation and Governance Committee Chairpersons—annual fees of $6,000.

Director Stock Ownership Guidelines

        Members of our Board of Directors are required to beneficially own 500 shares of common stock when they are initially elected a director and to apply at least 50 percent of his or her annual cash retainer toward the purchase of additional shares until the director has accumulated at least 4,000 shares of common stock. All of our directors have currently met their stock ownership guidelines.

Director Total Compensation for 2007 and Common Stock Equivalents Outstanding as of December 31, 2007(1)

Name(2)	Fees Earned or Paid in Cash	Stock Awards(3)	Total	Number of Common Stock Equivalents Outstanding at December 31, 2007(4)
David C. Ebertz	$64,750	$36,000	$100,750	5,143
Jack W. Eugster	$67,375	$36,000	$103,375	2,696
John R. Howard	$73,250	$36,000	$109,250	10,967
Kay S. Jorgensen	$75,500	$36,000	$111,500	6,926
Richard Korpan(5)	$28,375	$15,000	$43,375	2,821
Stephen D. Newlin	$61,625	$36,000	$97,625	2,884
Gary L. Pechota(6)	$39,750	$21,000	$60,750	440
Warren L. Robinson(6)	$48,250	$27,000	$75,250	590
John B. Vering	$66,625	$36,000	$102,625	2,150
Thomas J. Zeller	$74,125	$36,000	$110,125	5,495

(1)
Our directors did not receive any option awards, non-equity incentive plan compensation, pension benefits or perquisites in 2007.

(2)
Mr. Emery, our CEO, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. Mr. Emery's compensation received as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(3)
Each non-employee director received a quarterly award of common stock equivalents with a grant date fair value of $9,000 a quarter or $36,000 a year.

(4)
The common stock equivalents are fully vested in that they are not subject to forfeiture; however, the shares are not issued until after the director ends his or her service on the Board. The common stock equivalents are payable in stock or cash or can be deferred further at the election of the director.

(5)
Mr. Korpan did not seek reelection and resigned as a member of our Board of Directors effective May 22, 2007, consequently his fees earned and stock award fair value reflect a partial year of service.

(6)
Mr. Robinson and Mr. Pechota became members of our Board of Directors effective April 1, 2007 and May 22, 2007, respectively, consequently their fees earned and stock award fair values reflect partial years of service.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

        The following tables set forth the beneficial ownership of our common stock as of March 14, 2008 for each director, each executive officer named in the Summary Compensation Table, all of our directors and executive officers as a group, and each person or entity known by us to beneficially own more than five percent of our outstanding shares of common stock. Beneficial ownership includes shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days of March 14, 2008.

        Except as otherwise indicated by footnote below, we believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by that individual or entity.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Options Exercisable Within 60 Days	Directors Common Stock Equivalents(2)	Total	Percentage(3)
Directors and Named Executive Officers
David C. Ebertz	5,878		5,513	11,391	*
David R. Emery(4)	71,116	68,882		139,998	*
Jack W. Eugster	7,000		3,042	10,042	*
Linden R. Evans	23,671	10,000		33,671	*
Steven J. Helmers(5)	27,002	19,110		46,112	*
John R. Howard	16,864		11,393	28,257	*
Kay S. Jorgensen	6,964		7,313	14,277	*
Stephen D. Newlin	2,541		3,232	5,773	*
Thomas M. Ohlmacher	40,544	2,500		43,044	*
Gary L. Pechota	4,044		764	4,808	*
Warren L. Robinson(6)	3,580		915	4,495	*
Mark T. Thies	15,834			15,834	*
John B. Vering(7)	2,651		2,490	5,141	*
Thomas J. Zeller(8)	4,428		5,868	10,296	*
All directors and executive officers as a group (20 persons)	333,314	252,684	40,530	626,528	1.7%

*
Represents less than one percent of the common stock outstanding.

(1)
Includes restricted stock held by the following executive officers for which they have voting power but not investment power and stock underlying restricted stock units the executive officers have the right to acquire within 60 days as to which they have no current voting or investment power: Mr. Emery—15,119 shares; Mr. Evans—6,130 shares; Mr. Helmers—4,218 shares; Mr. Ohlmacher—9,740 shares and 21,818 restricted stock units; Mr. Thies—0 shares and 12,644 restricted stock units; and all directors and executive officers as a group—48,647 shares and 41,492 restricted stock units.

(2)
Represents common stock allocated to the directors' accounts in the directors' stock based compensation plan, of which there are no voting rights.

(3)
Shares of common stock which were not outstanding but could be acquired by a person upon exercise of an option within sixty days of March 14, 2008, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(4)
Includes 54,611 shares owned jointly with Mr. Emery's spouse as to which he shares voting and investment authority and 4,500 shares that are pledged as security on a personal bank loan.

(5)
Includes 2,605 shares owned jointly with Mr. Helmers' spouse as to which he shares voting and investment authority.

(6)
Includes 500 shares owned by Mr. Robinson's spouse.

(7)
Includes 2,000 shares owned jointly with Mr. Vering's spouse as to which he shares voting and investment authority.

(8)
Includes 225 shares owned jointly with Mr. Zeller's spouse as to which he shares voting and investment authority.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage
Five Percent Shareholders
First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation(1) 1001 Warrenville Road Lisle, IL 60532	4,396,113	11.6%
Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors Australia Limited, et. al.(2) 45 Fremont Street San Francisco, CA 94105	4,001,748	10.6%
Lord, Abbett & Co. LLC(3) 90 Hudson Street Jersey City, NJ 07302	3,529,752	9.3%
T. Rowe Price Associates, Inc.(4) 100 East Pratt Street Baltimore, MD 21202	2,496,607	6.6%

(1)
Information is as of December 31, 2007, and is based on a Schedule 13G filed on February 8, 2008.

(2)
Information is as of December 31, 2007, and is based on a Schedule 13G filed on February 5, 2008.

(3)
Information is as of December 31, 2007 and is based on a Schedule 13G filed on February 14, 2008.

(4)
Information is as of December 31, 2007 and is based on a Schedule 13G filed on February 13, 2008—represents shares owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Proposal 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of Deloitte & Touche LLP, independent registered public accountants, conducted the audit of Black Hills Corporation and its subsidiaries for 2007. Representatives of Deloitte & Touche LLP will be present at our annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

        Our Audit Committee, subject to ratification by our shareholders, has appointed Deloitte & Touche LLP to perform an audit of our consolidated financial statements and those of our subsidiaries for the year 2008 and to render their reports. If shareholder approval for the appointment of Deloitte & Touche LLP is not obtained, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accountants for the year 2008

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The following table sets forth the aggregate fees for services provided to us for the fiscal years ended December 31, 2007 and 2006 by our independent registered public accounting firm, Deloitte & Touche LLP.

	2007	2006(1)
Audit Fees	$2,009,100	$1,934,874
Audit-Related Fees	271,465	324,610
Tax Fees	541,320	817,963

Total Fees	$2,821,885	$3,077,447

    (1)
    The 2006 amounts were adjusted from amounts shown in the 2007 proxy statement to reflect actual costs.

        Audit Fees.    Fees for professional services rendered for the audits of our consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, opinions on the effectiveness of our internal control over financial reporting, and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

        Audit-Related Fees.    Fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include internal control reviews; attest services that are not required by statute or regulation; employee benefit plan audits; due diligence, consultations and audits related to mergers and acquisitions; and consultations concerning financial accounting and reporting standards.

        Tax Fees.    Fees for services related to tax compliance, and tax planning and advice including tax assistance with tax audits. These services include assistance regarding federal, state and Canadian tax compliance and advice, review of tax returns, and federal, state and Canadian tax planning.

        The services performed by Deloitte & Touche LLP were pre-approved in accordance with the Audit Committee's pre-approval policy whereby the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Further approval by the Audit Committee is also required if any previously approved service exceeds estimated or budgeted amounts by 25 percent, or if the sum of all pre-approval services exceeds budgeted amounts by 10 percent in the aggregate.

AUDIT COMMITTEE REPORT

        In connection with the financial statements for the fiscal year ended December 31, 2007, the Audit Committee has:

  (1)
  reviewed and discussed the audited financial statements with management;

  (2)
  discussed with Deloitte & Touche LLP, the Company's independent registered public accounting firm (the "Auditors"), the matters required to be discussed by the statement on Auditing Standard No. 114, "The Auditor's Communication with those Charged with Governance" (AICPA, Professional Standards, Vol. 1. AU section 380); and

  (3)
  received the written disclosures and letter from the Auditors concerning the matters required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the Auditors any relationships that may impact their objectivity and independence and satisfied itself as to their independence.

        Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Thomas J. Zeller, Chairperson John R. Howard Warren L. Robinson John B. Vering

Proposal 3

SHAREHOLDER PROPOSAL

        Gerald R. Armstrong, the holder of approximately 724 shares of the Company's common stock, whose address is 820 Sixteenth Street, No. 705, Denver, Colorado, 80202-3227, has notified the Company that he intends to present the following resolution at the Annual Meeting. If properly presented, this resolution will be voted on at the Annual Meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

SHAREHOLDER RESOLUTION:

        That the shareholders of Black Hills Corporation request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

  Shareholder Supporting Statement:

        The proponent believes that the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our Board of Directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

        U.S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

        The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

        A study by researchers at Harvard Business School and the University of Pennsylvania's Wharton School titled "Corporation Governance and Equity Prices" (Quarterly Journal of Economics, February 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

        While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

        The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

        If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote "FOR" this proposal.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION:

        In response to the shareholder proposal, the Board of Directors performed a thorough review of our company's classified board structure. The matter was considered by our Governance Committee and the Board of Directors. Our review included consideration of the reasons why companies choose to classify their boards, such as the need for continuity and protection against coercive takeover tactics. It also included consideration of the provisions of our Articles of Incorporation and Bylaws, and in particular, the existing cumulative voting provisions.

        After thorough consideration of the classified board issue, the Board of Directors ultimately determined that it is in the best interest of the shareholders to retain the classified board. We agree that corporate governance measures have a bearing upon company performance and accountability to shareholders. We do not agree that the efficacy of governance factors, however, should be viewed in isolation. Rather, it is the entire complex of corporate governance measures implemented by a specific company that should guide the evaluation of shareholder value and accountability. This is the approach applied by institutional shareholder organizations that publish annual corporate governance ratings. According to these measures, even with a classified Board of Directors, Black Hills Corporation has garnered corporate governance ratings that consistently outperform utility companies and companies in the S&P 400 Index. As reflected in our rating, our Board has in place governance guidelines that enhance corporate accountability, such as measures to assure that the Board is composed of a majority of independent directors, and that only independent directors are members of its committees. The Board believes that a director's contributions are best measured over several years, versus the short-term evaluation implicit in annual elections.

        Moreover, Black Hills Corporation does not have a poison pill in place to deter hostile takeover attempts. The classified board structure, therefore, provides important protection for directors against pressure from special interest groups who might have an agenda contrary to the long-term interests of all our shareholders. We feel that all directors must be concerned about the interests of all of the shareholders, as opposed to the issues asserted by a special interest constituency. The classified board structure enhances the Board's ability to negotiate with a suitor to obtain the best result for shareholders in a takeover event, and thus gives us the leverage required to best fulfill our fiduciary responsibilities in responding to a possible takeover.

        Our Board of Directors also believes that it is essential, in reviewing the classified board structure, to take into account the cumulative voting provisions in our Articles of Incorporation and the impact of those provisions with or without classification of the Board. Our Articles of Incorporation provide for cumulative voting which, when coupled with an annual election of directors, would substantially multiply the ability of a shareholder with short-term objectives to elect a member or members of the Board. Notably, most of the companies which have eliminated classified board structures do not have cumulative voting. Because a classified board can make it more difficult for third parties with short-term objectives to seize control of the Company in a single proxy contest, the classified board system provides the leverage needed under coercive conditions to negotiate terms that will maximize the value of the Company for all shareholders.

        Finally, although this proposal disputes the value of director continuity, we feel that there simply is no substitute for the classified board structure in providing experience and perspective to facilitate long-term planning, and to maximize the value of the Company for our long-term investors. Our classified Board assures that a majority of directors at any time will have the prior experience and knowledge to oversee our complex business, with two classes of directors always having served for one or more years. Although we believe board continuity is important, our use of a classified board has not enabled directors to become "entrenched," or unresponsive to shareholders. Even with a classified structure, our shareholders have had the opportunity to elect 12 new directors in the last 10 years, who have applied new perspectives and experience to our implementation of a long-term strategy.

        The Board endeavors always to act in a manner that reflects its judgment of the best interests of the Company and its shareholders and does not believe that the classified board structure undermines or affects in any way the accountability of the Board. All directors are required to uphold their fiduciary duties to our Company and its shareholders regardless of their term of office. A classified board permits shareholders to annually change one-third of the directors and thereby substantially change the Board's composition and character. Corporate accountability, in our view, is best served by the selection of responsible and experienced individuals, and not by potentially limiting director terms to one year instead of three.

        The Board of Directors of Black Hills Corporation is committed to excellence in corporate governance and enhancement of shareholder value. We believe that our existing record demonstrates that we will use the classified board for its intended purpose, which is to enable us to best fulfill our fiduciary responsibilities to the shareholders. At the 1986 Annual Meeting, a substantial majority of our shareholders (79 percent of shareholders voting) voted to approve the Board's recommendation to adopt a classified Board. The Board continues to believe that the present system of electing one-third of the Board each year offers important advantages to our shareholders, is in the best interests of the Company and should not be changed.

The Board of Directors Recommends That You
Vote "Against" the Shareholder Proposal Relating to Declassification of the Board of Directors

TRANSACTION OF OTHER BUSINESS

        Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

        Shareholder proposals intended to be presented at our 2009 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by our Corporate Secretary in writing at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to December 10, 2008. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

        If a shareholder, who intends to present a proposal at our 2009 annual meeting of shareholders and has not sought inclusion of the proposal in our proxy materials pursuant to Rule 14a-8, fails to provide us with notice of such proposal by February 22, 2009, then the persons named in the proxies solicited by our Board of Directors for our 2009 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

SHARED ADDRESS SHAREHOLDERS

        In accordance with a notice sent to eligible shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we receive instructions to the contrary from any shareholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact Shareholder Relations at the below address. Eligible shareholders of record receiving multiple copies of our annual report and proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

        We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to our shareholders at a shared address to which a single copy of the document was delivered.

Shareholder Relations Black Hills Corporation P.O. Box 1400 Rapid City, SD 57709 (605) 721-1700

        Please vote your shares by telephone, by the Internet or by promptly returning the accompanying form of proxy, whether or not you expect to be present at the meeting.

ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2007, which is required to be filed with the Securities and Exchange Commission, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written or oral request to Shareholder Relations, Black Hills Corporation, P.O. Box 1400, Rapid City, SD 57709, Telephone Number: (605) 721-1700. Our Annual Report on Form 10-K also may be accessed through our website at www.blackhillscorp.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2008

        Shareholders may view this proxy statement, our form of proxy and our 2007 Annual Report to Shareholders over the Internet by accessing our website at www.blackhillscorp.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

ROXANN R. BASHAM Vice President—Governance and Corporate Secretary

Dated: April 8, 2008

BLACK HILLS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 20, 2008

9:30 a.m., Local Time

The Journey Museum

222 New York Street

Rapid City, SD  57701

Black Hills Corporation

P.O. Box 1400, Rapid City, SD 57709

PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 20, 2008.

The undersigned hereby appoints David R. Emery and Steven J. Helmers, and each of them, with full power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, May 20, 2008, at The Journey Museum, 222 New York Street, Rapid City, SD  57701, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith.

Your vote is important!  Ensure that your shares are represented at the meeting. Either (1) submit your proxy by touchtone telephone, (2) submit your proxy by Internet, or (3) mark, date, sign, and return this proxy in the envelope provided. If no directions are given, the proxies will vote in accordance with the Board of Directors recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-560-1965—QUICK***EASY***IMMEDIATE

•                  Use any touchtone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Monday, May 19, 2008.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/bkh/—QUICK***EASY***IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Monday, May 19, 2008.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Black Hills Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN  55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

The Board of Directors Recommends a Vote FOR Items 1 and 2 and a Vote AGAINST Item 3.

1.	Election of Directors:	01	David R. Emery	Vote FOR ☐	Vote WITHHELD ☐
		02	Kay S. Jorgensen	all nominees	from all nominees
		03	Warren L. Robinson	(except as marked)
		04	John B. Vering

(Instructions: To cumulate votes for any indicated nominee, write the number of the nominee and the number of shares for such nominee in the box provided to the right.)

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP to serve as Black Hills Corporation’s independent registered public accounting firm for 2008.	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposal.

		For	Against	Abstain

3.	Shareholder proposal requesting necessary steps to cause annual election of directors.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 and AGAINST ITEM 3.

Address change? Mark Box	☐
Indicate changes below:		Date

Signature(s) Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

Notice of 2008 Annual Meeting of Shareholders and Proxy Statement
BLACK HILLS CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS MAY 20, 2008
BLACK HILLS CORPORATION
PROXY STATEMENT
VOTING RIGHTS AND PRINCIPAL HOLDERS
TABLE OF CONTENTS
COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING PROCESS
Proposal 1 ELECTION OF DIRECTORS
The Board of Directors recommends a vote FOR the election of the following nominees: Nominees for Election Until 2011 Annual Meeting—Class II
Directors Whose Terms Expire at 2009 Annual Meeting—Class III
Directors Whose Terms Expire at 2010 Annual Meeting—Class I
CORPORATE GOVERNANCE
MEETINGS AND COMMITTEES OF THE BOARD
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN BASED AWARDS IN 2007(1)
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007
OPTION EXERCISES AND STOCK VESTED DURING 2007
PENSION BENEFITS FOR 2007
NONQUALIFIED DEFERRED COMPENSATION FOR 2007
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
SEVERANCE AGREEMENT
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
Proposal 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
Proposal 3 SHAREHOLDER PROPOSAL
TRANSACTION OF OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
SHARED ADDRESS SHAREHOLDERS
ANNUAL REPORT ON FORM 10-K
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2008